UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Eastman Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY MATERIALS DATED MARCH 4, 2011
SUBJECT TO COMPLETION

March   , 2011

Dear Fellow Stockholder:

Our 2011 Annual Meeting of Stockholders will be held in the Chandelier Room of the St. Regis Hotel, 923 16th and K Streets, NW, Washington D.C., on May 5, 2011, at 10:30 a.m. Doors to the meeting will open at 10:00 a.m. The business to be considered and voted upon at the meeting is explained in this proxy statement. A copy of Eastman’s 2010 Annual Report to Stockholders is also included with these materials.

Your vote is important for this year’s annual meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy by Internet or telephone in advance of the meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card or electronically by telephone or the Internet, I urge you to vote as soon as possible. If you are a record holder of Eastman stock, an admission ticket for the meeting is included with your proxy card or electronic form of proxy. Please bring this ticket with you if you plan to attend the meeting in person. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.

Thank you for your support of our Company.

Sincerely,

James P. Rogers
Chairman and Chief Executive Officer

EASTMAN CHEMICAL COMPANY
200 South Wilcox Drive
Kingsport, Tennessee 37662
(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2011

To Our Stockholders:

The 2011 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held in the Chandelier Room of the St. Regis Hotel, 923 16th & K Streets, NW, Washington D.C. on May 5, 2011, at 10:30 a.m., local time. The purposes of the meeting are:

•	Elect Directors. To elect four directors to serve in the class for which the term in office expires at the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Advisory Vote on Executive Compensation. To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

•	Advisory Vote on Frequency of Advisory Vote on Executive Compensation. To vote on the frequency of the advisory vote on executive compensation;

•	Ratify Appointment of Independent Auditors. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2011;

•	Approve Amendment to Certificate of Incorporation. To approve the proposed amendment to the Company’s Certificate of Incorporation to declassify the Board of Directors;

•	Advisory Vote on Stockholder Proposal. To vote on a proposal submitted by a stockholder, if properly presented at the meeting, requesting that the Board of Directors take steps necessary to implement a simple majority vote requirement for all stockholder actions; and

•	Transact Any Other Business. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 10, 2011 are entitled to vote at the meeting. It is important that your shares be represented and voted at the meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card, electronic form of proxy, or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card, electronic form of proxy, or voting instruction form; or

•	Mark, sign, date, and promptly return or submit your proxy card, electronic form of proxy, or voting instruction form (in the postage-paid envelope provided if you are returning a paper proxy card).

Signing and returning the proxy card or submitting your proxy electronically by Internet or telephone does not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors

David A. Golden
Associate General Counsel and Corporate Secretary

March   , 2011

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
EASTMAN CHEMICAL COMPANY
TO BE HELD ON MAY 5, 2011

INFORMATION ABOUT THE MEETING AND VOTING

Proxy Statement and Annual Meeting

This proxy statement is dated March   , 2011 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet at the Company’s website (www.eastman.com) and at www.ReadMaterial.com/EMN, on or about March   , 2011. Our Board of Directors (the “Board”) is furnishing you this proxy statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 5, 2011, and at any adjournments or postponements of the meeting. A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote your stock by proxy. At the meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement.

Voting By Proxy

A proxy is a legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card, or a form of proxy.

By completing and returning your proxy (either by returning the paper proxy card or by submitting your proxy electronically via the Internet, or by telephone), you appoint Curtis E. Espeland, the Company’s Chief Financial Officer, and David A. Golden, the Company’s Associate General Counsel and Corporate Secretary, to represent you at the meeting and direct them to vote your shares at the meeting according to your instructions. Shares of common stock represented by proxy will be voted by the proxy holders at the meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form or electronically by the Internet or telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board as to the matters identified in this proxy statement and in the best judgment of the proxy holders as to any other matters.

If your shares are registered in your name, you are a stockholder of record. Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (888) 693-8683 and follow the instructions on your proxy card or electronic form of proxy;

•	via the Internet: visit the www.cesvote.com website and follow the instructions on your proxy card or electronic form of proxy; or

•	by mail (if you received a paper proxy card): mark, sign, date, and mail your proxy card in the enclosed postage-paid envelope.

If you received via Internet the Important Notice Regarding Availability of Proxy Materials, follow the instructions on that notice to access an electronic form of proxy. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in “street name” through a broker, bank or other holder of record, you will receive instructions from that registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting may be offered to stockholders who own their shares through certain brokers and banks.

How to Revoke Your Proxy

You may revoke your proxy at any time before its exercise at the meeting by:

•	giving written notice of revocation to the Corporate Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy via the Internet or by telephone before the meeting; or

•	voting in person at the meeting.

All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Corporate Secretary, so that they are received before the meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights

The record date for the 2011 Annual Meeting of Stockholders is March 10, 2011. Owners of record of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. The record date is established by the Board as required by Delaware law. If your shares are held in “street name” through a broker, bank or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

On the record date, there were           shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each of the four director-nominees, and one vote on each other matter voted upon at the meeting for each share of common stock they hold of record on the record date.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers which have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors, the advisory votes on executive compensation and the frequency of the advisory vote on executive compensation, or the advisory vote on the stockholder proposal, but may vote their clients’ shares on the ratification of the appointment of independent auditors and the proposal to amend the Certificate of Incorporation.

Votes Required for Approval of Matters to be Considered

Each director who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director. With respect to the election of directors, stockholders may by proxy (1) vote “for” all four of the nominees, (2) vote “against” all four of the nominees, (3) vote “against” any individual nominee or nominees but vote “for” the other nominee(s), or (4) “abstain” from voting on one or more nominees. Shares not present, in person or by proxy, at the meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, any broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for each of the approval of the advisory vote on executive compensation, ratification of the appointment of independent auditors, and approval of the recommendation of the stockholder proposal. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

The advisory vote on the frequency of the advisory vote on executive compensation that receives a plurality (that is, the largest number) of votes cast will be the preference selected by stockholders. With respect to this advisory vote, stockholders may (1) vote for a voting frequency of “every year”, (2) vote for a voting frequency of “every other year”, (3) vote for a voting frequency of “every three years”, or (4) ”abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this advisory vote.

The affirmative vote of a majority of shares outstanding and entitled to vote at the meeting is required to approve the amendment to the Certificate of Incorporation to declassify the Board. Stockholders may (1) vote “for”, (2) vote “against”, or (3) “abstain” from voting on the proposed amendment. Abstentions will have the same effect as a vote against the proposal to approve the amendment to the Certificate of Incorporation.

Proxy Solicitation Costs

We will bear the cost of soliciting proxies and the cost of the meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by our directors, officers, or employees, none of whom will be specially compensated for these activities. We have also contacted brokerage houses, banks, nominees, custodians, and fiduciaries which can be identified as record holders of common stock. Such holders, after inquiry by us, have provided certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and we will reimburse such record holders for the expense of providing such beneficial ownership information and of mailing or otherwise delivering proxy materials and annual reports to beneficial owners. We have retained Georgeson Inc. to assist with the solicitation of proxies and vote projections for a fee of $20,500 plus reimbursement of out-of-pocket expenses.

Matters Raised at the Annual Meeting Not Included in this Proxy Statement

We do not expect any business to be acted upon at the meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.

Stockholder Proposals for the 2012 Annual Meeting

In accordance with rules of the SEC, if you wish to submit a proposal for presentation at Eastman’s 2012 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices on or before November   , 2011 in order to be included in the Company’s proxy materials relating to its 2012 Annual Meeting of Stockholders. Any such proposal should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Corporate Secretary.

In addition, our Bylaws require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws about the stockholder and the proposal. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Investor Relations. To be timely, the notice must be delivered to the Corporate Secretary of the Company no earlier than 150 days and not later than 120 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the 2011 Annual Meeting of Stockholders is first sent to stockholders on March   , 2011, then such advance notice would be timely if delivered no earlier than October   , 2011 and no later than November   , 2011.

Nominations by Stockholders for Election to the Board of Directors

Our Bylaws provide that nominations by stockholders of persons for election to the Board may be made by giving adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the nomination notice must set forth certain information specified in our Bylaws about each stockholder submitting a nomination and each person being nominated. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Investor Relations. To be timely, the nomination notice must be delivered to the Corporate Secretary of the Company no earlier than 150 days and not later than 120 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as described above, the notice of the 2011 Annual Meeting of Stockholders is first sent to stockholders on March   , 2011, then such notice would be timely if delivered no earlier than October   , 2011 and no later than November   , 2011. The Nominating and Corporate Governance Committee of the Board will consider persons properly and timely nominated by stockholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by stockholders.

Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials

Our Annual Report to Stockholders for 2010, including our consolidated financial statements for the year ended December 31, 2010, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s website and at www.ViewMaterial.com/EMN, concurrently with this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC is also available via the Internet at the Company’s website (www.eastman.com) and at the SEC’s website (www.sec.gov).

We also make available free of charge, through the “Investors — Corporate Governance” section of the Eastman website, the Company’s Corporate Governance Guidelines, the charters of each of the committees of the Board, and codes of business conduct and ethics for our directors, officers, and employees. Such materials are also available in print upon written request of any stockholder to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-5280, Attention: Investor Relations.

Communications to the Board of Directors

Stockholders, and other interested parties, may communicate with non-management directors in writing by directing such communications to the Chair of the Nominating and Corporate Governance Committee or the Lead Director, Eastman Chemical Company, P.O. Box 1976, Kingsport, Tennessee 37662-5075 or by telephone toll free by calling 800-782-2515. Any communications concerning substantive Board or Company matters are promptly forwarded by the office of the Corporate Secretary to the Chair of the Nominating and Corporate Governance Committee and the Lead Director, and the office of the Corporate Secretary keeps and regularly provides to the Chair of the Nominating and Corporate Governance Committee and the Lead Director a summary of any communications received.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2010 by each director and by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables” below), and by the directors, the named executive officers, and the other executive officers as a group.

	Number of
	Shares of
	Common Stock
Name	Beneficially Owned(1)(2)

James P. Rogers	279,724	(3)
Mark J. Costa	145,847	(4)
Curtis E. Espeland	138,249	(5)
Theresa K. Lee	81,025	(6)
Ronald C. Lindsay	88,809	(7)
Humberto P. Alfonso	116	(8)
Gary E. Anderson	10,243	(9)
Brett D. Begemann	104	(10)
Michael P. Connors	10,510	(11)
Stephen R. Demeritt	15,918	(12)
Robert M. Hernandez	27,849	(13)
Renée J. Hornbaker	15,102	(14)
Lewis M. Kling	6,354	(15)
Howard L. Lance	11,439	(16)
Thomas H. McLain	13,774	(17)
David W. Raisbeck	19,053	(18)
Directors, named executive officers, and other executive officers as a group (21 persons)	958,418	(19)

(1)	Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.

(2)	The total number of shares of common stock beneficially owned by the directors, the named executive officers, and the other executive officers as a group represents approximately 1.34% of the shares of common stock outstanding as of December 31, 2010. The percentage beneficially owned by any individual director or executive officer did not exceed one percent of the outstanding shares of common stock. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.

(3)	Includes 200,321 shares that may be acquired upon exercise of options, 1,030 shares allocated to Mr. Rogers’ Employee Stock Ownership Plan (“ESOP”) account, 6,239 shares held by a grantor retained annuity trust of which Mr. Rogers is trustee and as to which he has voting and investment power, and 45,811 shares pledged as security in a margin brokerage account.

(4)	Includes 137,766 shares that may be acquired upon exercise of options and 948 shares allocated to Mr. Costa’s ESOP account.

(5)	Includes 53,250 shares that may be acquired upon exercise of options and 789 shares allocated to Mr. Espeland’s ESOP account. Also includes 76,398 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Espeland may also be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation but in which he has no pecuniary interest.

(6)	Includes 66,950 shares that may be acquired upon exercise of options and 737 shares allocated to Ms. Lee’s ESOP account.

(7)	Includes 76,200 shares that may be acquired upon exercise of options and 453 shares allocated to Mr. Lindsay’s ESOP account.

(8)	As of January 4, 2011. Consists of restricted shares that generally vest in January 2014, but as to which Mr. Alfonso currently has voting power.

(9)	Includes 2,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Anderson currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(10)	As of February 17, 2011. Consists of restricted shares that generally vest in February 2014, but as to which Mr. Begemann currently has voting power.

(11)	Includes 8,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Connors currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(12)	Includes 12,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Demeritt currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(13)	Includes 12,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Hernandez currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(14)	Includes 10,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Ms. Hornbaker currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which she currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which she currently has voting power.

(15)	Includes 4,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Kling currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(16)	Includes 6,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Lance currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(17)	Includes 10,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. McLain currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power. Also includes 52 shares held by Mr. McLain’s spouse, as to which shares Mr. McLain disclaims beneficial ownership.

(18)	Includes 16,000 shares that may be acquired upon exercise of options, 69 restricted shares that generally vest in May 2011, but as to which Mr. Raisbeck currently has voting power, 1,230 restricted shares that generally vest in May 2012, but as to which he currently has voting power, and 797 restricted shares that generally vest in May 2013, but as to which he currently has voting power.

(19)	Includes a total of 677,119 shares that may be acquired upon exercise of options and 3,975 shares allocated to executive officers’ ESOP accounts. Also includes 76,398 shares owned by the Eastman Chemical Company Foundation, Inc., of which shares Mr. Espeland may be deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation.

Common Stock and Common Stock Units

As described elsewhere in this proxy statement, in addition to shares of Eastman common stock beneficially owned, certain executive officers and directors have units of common stock credited to their individual stock accounts in the Eastman Executive Deferred Compensation Plan (the “EDCP”) and in the Directors’ Deferred Compensation Plan (the “DDCP”), respectively. See “EXECUTIVE COMPENSATION — Compensation Tables — Nonqualified Deferred Compensation” later in this proxy statement.

Eastman has stock ownership guidelines for its directors and executive officers. These guidelines require such persons to acquire and maintain a stake in the Company valued at $250,000 for non-employee directors, five times annual base pay for the Chief Executive Officer, and two and one-half times annual base pay for the other executive officers named in the Summary Compensation Table. Common stock units are counted with certain shares of common stock beneficially owned (excluding certain shares that may be deemed beneficially owned under SEC rules, such as shares underlying options and shares over which the individual shares voting and investment power but in which the individual has no pecuniary interest) for purposes of the Company’s stock ownership guidelines. Common stock units represent hypothetical “investments” in Eastman common stock. The value of one common stock unit is equal to the market value of one share of Eastman common stock. Although the DDCP and EDCP allow common stock units to be paid out only in the form of cash, and not in shares of common stock, common stock units create essentially the same stake in the market performance of the Company’s common stock as do actual shares of common stock. The table below shows, for each director and each named executive officer, and for the directors, the named executive officers, and the other executive officers as a group, the aggregate of the number of shares of common stock beneficially owned by such person and group, as set forth in the preceding table, and the number of common stock units credited to the stock accounts of such person and group as of December 31, 2010. The table below is included to provide a better indication of the stake of the named individuals, and of the group, with respect to Eastman common stock.

Number of
Shares of
Common Stock
and Common
Stock Units
Name	Beneficially Owned

James P. Rogers	279,724
Mark J. Costa	145,847
Curtis E. Espeland	138,249 (1)
Theresa K. Lee	81,025
Ronald C. Lindsay	92,644
Humberto P. Alfonso	116
Gary E. Anderson	13,561
Brett D. Begemann	104
Michael P. Connors	18,517
Stephen R. Demeritt	31,030
Robert M. Hernandez	32,312
Renée J. Hornbaker	24,365
Lewis M. Kling	11,887
Howard L. Lance	15,584
Thomas H. McLain	18,237
David W. Raisbeck	31,849
Directors, named executive officers, and other executive officers as a group (21 persons)	1,034,118 (1)

(1)	Includes 76,398 shares owned by the Eastman Chemical Company Foundation, Inc., over which shares Mr. Espeland shared voting and investment power as a director of the Foundation but in which shares he had no pecuniary interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth information about persons we know to be the beneficial owners of more than five percent of Eastman common stock as of December 31, 2010.

	Number of
	Shares of	Percent
	Common Stock	of
Name and Address of Beneficial Owner	Beneficially Owned	Class(1)

BlackRock, Inc.	5,116,923 (2)	%
40 East 52nd Street New York, New York 10022

Todasa S.A.	4,452,434 (3)	%
Via Augusta, 200 6th Floor Barcelona, Spain 08201

The Vanguard Group, Inc.	4,187,119 (4)	%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the meeting as of March 10, 2011, the record date for the Annual Meeting.
(2)	As of December 31, 2010, based on a Schedule 13G filed with the SEC by BlackRock, Inc. as parent holding company of certain broker-dealer and investment adviser entities, including certain non-U.S. institutions. According to the Schedule 13G, BlackRock, Inc. and such affiliated entities together have sole investment and voting power with respect to all of such shares.
(3)	As of December 12, 2007, based on a Schedule 13G filed with the SEC by Todasa S.A. According to the Schedule 13G, Todasa has sole investment and voting power with respect to all of such shares.
(4)	As of December 31, 2010, based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc., an investment adviser. According to the Schedule 13G, The Vanguard Group has sole investment power with respect to 4,096,532 of such shares, shared investment power with respect to 90,587 of such shares, and sole voting power with respect to 90,587 of such shares.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation currently divides the Board into three classes, with the terms of office of the respective classes ending in successive years. Under the Company’s Bylaws, a director reaching age 70 during any term of office continues to be qualified to serve only until the next annual meeting of stockholders following his or her 70th birthday (or, if approved by action of the Board, until the next annual meeting following his or her 71st birthday). Currently, unless additional terms of office are approved by the Board in certain circumstances, the maximum number of consecutive full three-year terms of office that may be served by any director (other than a director who is the Chief Executive Officer) is three. If stockholders approve the amendments to the Company’s Certificate of Incorporation in Item 5 of this proxy statement to declassify the Board then, beginning with the 2012 Annual Meeting, all director nominees then-standing for election will be elected to serve one-year terms and the director term limit provision of the Bylaws will be eliminated.

Four directors are in the class for which the term in office expires at the 2011 Annual Meeting, and each of these directors has been nominated for reelection for a new three-year term. The terms of the other eight directors continue after the meeting.

Stockholders are being asked to vote on the election of four directors to the class for which the term of office shall expire at the 2014 Annual Meeting of Stockholders and their successors are duly elected and qualified. If any nominee is unable or unwilling to serve (which we do not anticipate), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the meeting.

Directors Added Since the 2010 Annual Meeting.  In January 2011, the Board elected Humberto P. Alfonso as a director, and in February 2011, the Board elected Brett D. Begemann as a director. See “Board Committees — Nominating and Corporate Governance Committee — Director Nominations”.

Majority Vote Standard for Election of Directors.  The Company’s Bylaws provide that directors be elected by a majority of votes cast by stockholders. If a nominee who is serving as a director is not reelected by a majority of votes cast at a meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the director election provision of our Bylaws, any incumbent director who does not receive a majority of votes cast in favor of reelection and whose successor has not been elected by stockholders would be required to offer to resign from the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation would not participate in the Board’s decision. If a nominee who was not already serving as a director was not elected at an annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.” In 2011, all nominees for director are currently serving on the Board.

The nominees have been recommended to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. The Board of Directors recommends that you vote “FOR” election of the four nominees identified below.

Set forth below is information about each director nominated for reelection or whose term in office will continue after the meeting.

NOMINEES FOR DIRECTOR Term Expiring Annual Meeting 2014

HUMBERTO P. ALFONSO (director since January 2011)

Mr. Alfonso has been Senior Vice President and Chief Financial Officer of The Hershey Company, the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery, since July 2007. He joined Hershey in July 2006, initially serving as Vice President, Finance and Planning, U.S. Commercial Group from July 2006 to October 2006, and then serving as Vice President, Finance and Planning, North American Commercial Group from October 2006 to July 2007. Before joining Hershey, Mr. Alfonso held a variety of finance positions at Cadbury Schweppes, a producer of soft drinks and premium beverages, most recently serving as Executive Vice President Finance and Chief Financial Officer of Cadbury Schweppes Americas Beverages from March 2005 to July 2006 and Vice President Finance, Global Supply Chain from May 2003 to March 2005. Prior to that, Mr. Alfonso held a number of senior financial positions at Pfizer, Inc. Mr. Alfonso is 53.

In addition to serving on the Board, Mr. Alfonso is a member of the Audit Committee, the Finance Committee and the Health, Safety, Environmental and Security Committee. Mr. Alfonso possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his current service as a senior vice president and chief financial officer, which provide a solid platform for him to advise and consult with the Board on financial and audit-related matters. In addition, Mr. Alfonso’s substantial senior level management experience brings significant operational insight to the Board.

MICHAEL P. CONNORS (director since March 2005)

Mr. Connors has been Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., an information-based services company, since July 2006. Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors was also during the last five years a member of the Boards of Directors of R.H. Donnelley Corporation and NetRatings, Inc. Mr. Connors is 55.

Mr. Connors brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development. For these reasons, Mr. Connors is also Chair of the Compensation and Management Development Committee, and a member of the Nominating and Corporate Governance Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee.

HOWARD L. LANCE (director since December 2005)

Mr. Lance has served as President, Chief Executive Officer, and a director of Harris Corporation since January 2003, and was appointed Chairman of the Board in June 2003. Harris is an international communications and information technology company serving government and commercial markets. Mr. Lance was President of NCR Corporation, an information technology services provider, and Chief Operating Officer of its Retail and Financial Group from July 2001 until October 2002. Prior to joining NCR, he spent 17 years with Emerson Electric Company, an electronic products and systems company, where he held increasingly senior management positions. Earlier, Mr. Lance held sales and marketing positions with the Scott-Fetzer Company and Caterpillar, Inc. Mr. Lance is also a member of the Board of Directors of Stryker Corporation, and was during the last five years a member of the Board of Directors of Harris Stratex Networks, Inc. (renamed Aviat Networks). Mr. Lance is 55.

Mr. Lance is also Chair of the Nominating and Corporate Governance Committee, and a member of the Compensation and Management Development Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Lance brings to the Company considerable corporate management experience and expertise in managing information systems through his high-level positions at information technology companies, which we believe are of significant importance as the Company seeks further growth opportunities. As chief executive officer of a multinational manufacturing company, Mr. Lance has significant exposure to, and we significantly benefit from his experiences related to, the necessary capital requirements and risk assessments for large manufacturing operations. Mr. Lance’s experience serving on the boards of directors of other public companies allows us to leverage his experiences with respect to, among other things, appropriate oversight and related actions utilized in the board environment, including concerning corporate governance matters as Chair of the Nominating and Corporate Governance Committee.

JAMES P. ROGERS (director since December 2008)

Mr. Rogers has been Chief Executive Officer of the Company since May 7, 2009 and Chairman of the Board since January 1, 2011. He joined the Company in 1999 as Senior Vice President and Chief Financial Officer and in 2002 also became Chief Operations Officer of Eastman Division, was named Executive Vice President of the Company and President of Eastman Division in November 2003, and was named President of Eastman Chemical Company and Chemicals & Fibers Business Group Head in 2006. Mr. Rogers served previously as Executive Vice President and Chief Financial Officer of GAF Materials Corporation, Executive Vice President, Finance, of International Specialty Products, Inc., Treasurer of Amphenol Corporation, a Vice President in the Corporate Finance group of Morgan Guaranty Trust, and a naval aviator in the United States Navy. Mr. Rogers serves on the Board of Directors of the Lord Corporation, a private technology company, and is a member of the American Chemistry Council, the Business Roundtable, and the American Section of the Société de Chemie Industrielle. Mr. Rogers is 59.

Mr. Rogers has over ten years of experience at the Company in a variety of functional, financial, and business areas, currently serving as Chief Executive Officer, and has senior management experience with the Company and other companies and firms in areas of operations, manufacturing, and finance. As a result, he is appropriately and uniquely able to advise the Board on the opportunities and challenges of managing the Company, as well as its day-to-day operations and risks. Among other things, he brings to our Board his extensive background in managing merger and acquisition-intensive businesses. We believe the perspective of the Chief Executive Officer of the Company is critical for the Board to effectively oversee the affairs of the Company and its strategy for growth. Mr. Rogers’ unique knowledge of the opportunities and challenges associated with our business and familiarity with the Company, the chemical industry and various market participants also make him uniquely qualified to lead and advise the Board as Chairman. See “The Board of Directors and Corporate Governance — Board Leadership Structure”.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE Term Expiring Annual Meeting 2012

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt served as Vice Chairman of General Mills, Inc. from 1999 until his retirement in 2005. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 67.

Mr. Demeritt is also a member of the Finance Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environmental and Security Committee. He provides to the Board a significant base of marketing and operational expertise through his professional experience at consumer-products companies with significant marketing capabilities and operations, and he also furthers the Board’s knowledge base in corporate and product branding. Mr. Demeritt’s experience serving on the board of directors of a large public company allows us to leverage his experiences with respect to, among other things, appropriate oversight and related actions utilized in the board environment.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez was Vice Chairman of the Board and Chief Financial Officer of USX Corporation from 1994 until his retirement in 2001, and was a director of USX from 1991 until 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. Mr. Hernandez is non-executive Chairman of the Board of RTI International Metals, Inc., Lead Director of ACE Ltd., Chairman of the Board of Trustees of BlackRock Open-End Long Term Bond & Equity Funds, and a member of the Board of Directors of Tyco Electronics Ltd. Mr. Hernandez is 66.

Mr. Hernandez brings a diverse financial and business management background to the Board and the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee, as evidenced by his holding a variety of senior management positions throughout his career in a company producing basic materials and commodity-type products. This history and experience is critical to the Board’s knowledge base as it pertains to multiple applications. Mr. Hernandez has also served as a member of several boards of directors, which allows him to leverage his experience for the further benefit of the Company.

LEWIS M. KLING (director since October 2006)

Mr. Kling served as President, Chief Executive Officer, and a director of Flowserve Corporation, a provider of industrial flow management products and services, from 2005 until October 2009, and was Executive Vice Chairman of the Board of Directors of Flowserve until his retirement in February 2010. He was Chief Operating Officer of Flowserve from 2004 to 2005. Before joining Flowserve, Mr. Kling was Group Vice President and Corporate Vice President of SPX Corporation from 1999 to 2004, and served as President of Dielectric Communications, a division of General Signal Corporation, purchased by SPX Corporation, from 1997 to 1999. Mr. Kling is 66.

In addition to his Board service, Mr. Kling also serves as Chair of the Finance Committee and as a member of the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Kling’s extensive corporate management experience and expertise in manufacturing through his high-level positions at several industrial product companies, including as CEO of a global manufacturer and aftermarket service provider of flow control systems to oil and gas, basic materials, and chemical manufacturing companies, allow him to offer a unique perspective on long-term growth strategies for manufacturing companies. In addition, his significant experience on various committees of Eastman’s Board, and his prior directorship, provide Mr. Kling with the background and knowledge to effectively lead the Finance Committee.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck was Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company, from 1999 until his retirement in 2008, and was a director of Cargill until September 2009. He joined Cargill in 1971 and held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was appointed President of Cargill’s Financial Markets Division in 1988 and President of Cargill’s Trading Sector in 1993, was elected a director of Cargill in 1994 and Executive Vice President in 1995. Mr. Raisbeck is a director of CarVal, a distressed asset management company owned by Cargill, and was a director of Black River Asset Management, a hedge fund owned by Cargill, until August 2009. He is also a member of the Boards of Directors of Cardinal Health, Inc., Canadian Pacific Railway Company and Canadian Pacific Railway Limited. Mr. Raisbeck is 61.

Mr. Raisbeck is also a member of the Compensation and Management Development Committee, the Finance Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Raisbeck’s depth of experience in the areas of trading and risks related to commodities and raw materials, which are significant components of our operations and the manufacturing of our products, is a valuable addition to our Board and its Finance Committee. Given his professional experience managing trading businesses and other risk-based, finance-related transactions, we believe Mr. Raisbeck has unique capabilities with respect to the managing of risk exposure and execution of financing transactions, and his insight is a significant factor in our success.

Term Expiring Annual Meeting 2013

GARY E. ANDERSON (director since August 2007)

Mr. Anderson is retired Chairman of the Board of the Dow Corning Corporation. He joined Dow Corning, a diversified company specializing in the development, manufacture, and marketing of silicones and related silicone-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President, and Chief Executive Officer, retiring as Chairman in 2005. Mr. Anderson is also a member of the Board of Directors of Chemical Financial Corporation. Mr. Anderson is 65.

In addition to serving as a member of the Board, Mr. Anderson also serves as the Lead Director and as a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Anderson offers the Company deep operational knowledge and experience in the chemical industry, providing a valuable, industry-focused skill set to Eastman. Mr. Anderson also brings significant experience serving on other public company boards, including as a chairman of the board, which allows us to benefit from his insight into process and procedural oversight and appropriate levels of interaction between the Board and management, resulting in him being the appropriate person to lead and advise the Board as Lead Director. Further, Mr. Anderson’s professional experience has resulted in him having significant financial acumen and an understanding of risk and capital-related matters that are critical to our success and which are important in his participation on the Finance Committee.

BRETT D. BEGEMANN (director since February 2011)

Mr. Begemann has been Executive Vice President and Chief Commercial Officer of Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since October 2009, with responsibility for Monsanto’s global commercial operations, including the company’s two major business sectors. He joined Monsanto in 1983, initially serving in the company’s sales and marketing organization and later in various senior management and executive positions with increasing responsibility. Most recently Mr. Begemann served as Executive Vice President, International Commercial from June 2003 to October 2007 and as Executive Vice President, Global Commercial from October 2007 to October 2009. Mr. Begemann is 50.

In addition to serving on the Board, Mr. Begemann is a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. His substantial and varied experience as an executive of an international, public company, including working closely with the board of directors of Monsanto, brings to the Board a significant depth of knowledge and experience in global biotechnology and chemicals business operations and international and emerging markets growth strategies. This wide-ranging experience and knowledge contributes to the Board and its committees significant insight into a number of functional areas critical to Eastman.

RENÉE J. HORNBAKER (director since September 2003)

Ms. Hornbaker has served as Chief Financial Officer of Shared Technologies, Inc., a provider of converged voice and data networking solutions, since October 2006, and was Consultant to the Chief Executive Officer of CompuCom Systems, Inc., an information technology services provider, from 2005 to 2006. She was Vice President and Chief Financial Officer of Flowserve Corporation, a global manufacturer and service provider, from 1997 until 2004, and served as Vice President of Business Development and Chief Information Officer from 1997 to 1998. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996, including five years at Phelps Dodge Corporation where she had financial responsibilities for its international businesses including Columbian Chemicals Corporation. Ms. Hornbaker is 58.

Ms. Hornbaker’s expertise in a variety of financial and accounting matters, experience in business development, strategy and technology, and service with large global businesses makes her a valuable member of the Board, and enhances the value of her service as Chair of the Audit Committee and as a member of the Finance Committee and the Health, Safety, Environmental and Security Committee. Ms. Hornbaker’s significant experience in several senior financial positions at various companies, including her current service as a chief financial officer, as well as her previous service as a senior manager at an accounting firm, provides a solid platform for her to advise and consult with the Board on financial and audit-related matters as Chair of the Audit Committee.

THOMAS H. McLAIN (director since February 2004)

Mr. McLain has since March 2009 been Chief Executive Officer of Claro Scientific, LLC, an early-stage biomedical company that utilizes breakthroughs in biophotonic research to develop portable, low-cost devices to rapidly identify micro-organisms from bodily fluid samples. He previously served as Chairman, Chief Executive Officer, and President of Nabi Biopharmaceuticals, a biotechnology company that applies its knowledge of the human immune system to develop and market products that address serious medical conditions, from 2004 until his resignation in February 2007, and was Chief Executive Officer, President and a director of Nabi from 2002 until 2004, President, Chief Operating Officer and a director in 2002 and 2003, Executive Vice President and Chief Operating Officer in 2001 and 2002, and Senior Vice President, Corporate Services and Chief Financial Officer from 1998 to 2001. From 1988 to 1998, Mr. McLain was employed by Bausch & Lomb, Inc., a global eye care company, where he held various senior financial management positions of increasing responsibility. Before joining Bausch & Lomb, Mr. McLain practiced with the accounting firm of Ernst & Young LLP. Mr. McLain is 53.

Mr. McLain is also Chair of the Health, Safety, Environmental and Security Committee, and a member of the Audit Committee and the Finance Committee. Mr. McLain’s substantial management experience as a chief executive officer of research and development focused companies is of substantial importance to the Board in addressing similar growth aspects of the Company’s business. Mr. McLain also possesses a strong financial management and accounting background as evidenced by the various financial management and accounting positions held during his career, which further has value in the oversight of the Company through his service as a member of the Audit Committee and the Finance Committee.

The Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. The primary role of the Board is to maximize stockholder value over the long-term. Eastman’s business is conducted by its employees, managers, and officers, under the direction of the Chief Executive Officer and the oversight of the Board. The Nominating and Corporate Governance Committee of the Board periodically reviews and assesses the Company’s Corporate Governance Guidelines and governance practices.

The Board held seven meetings during 2010. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served (during the period in which he or she served). The Board meets before each annual meeting of stockholders, and the directors in attendance at such Board meeting attend the annual meeting of stockholders. All directors then in office attended the 2010 Annual Meeting of Stockholders.

Board Leadership Structure

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company may face from time to time, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs at any time. As a result, the Company believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and Chief Executive Officer offices is in the best interests of the Company.

As previously disclosed, in connection with the appointment in 2009 of James P. Rogers as Chief Executive Officer and director, our former Chief Executive and Chairman of the Board, J. Brian Ferguson, was appointed as Executive Chairman. With this appointment, the Company was able to continue to leverage Mr. Ferguson’s significant breadth and depth of knowledge resulting from his years of service to the Company and his leadership in the chemical industry, as well as benefit from efficiencies that his continued service to the Company provided. Mr. Ferguson agreed to continue to serve as Executive Chairman until his retirement from the Company. Upon Mr. Ferguson’s retirement, effective January 1, 2011, the Board designated Mr. Rogers to serve as Chairman, having determined that this is an efficient manner to facilitate effective communication between management and the Board and provide strong and consistent leadership as well as a unified voice for the Company. In addition, combining the roles of Chairman and Chief Executive Officer helps ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, when the Board designated Mr. Rogers as Chairman it amended the Company’s By-Laws and Corporate Governance Guidelines to create the position of Lead Director. Under the Company’s Bylaws, a Lead Director is appointed when the same person holds the Chief Executive Officer and Chairman positions or if the Chairman is not otherwise independent. If and when a Lead Director is appointed, his or her responsibilities, which are described in the Company’s Corporate Governance Guidelines, include, among other things:

•	calling, setting agendas for, and presiding over executive sessions of the non-management directors at each regularly scheduled meeting of the Board, or at such other times as the non-management directors may determine;

•	calling special meetings of the full Board or the non-employee, independent directors;

•	presiding over Board meetings in the absence of the Chairman;

•	collaborating and consulting with the Chairman and Chief Executive Officer and other senior management concerning and approving or directing the approval of agendas, schedules, and materials for Board meetings;

•	acting as a liaison between the independent directors and the Chairman; and

•	being available with the Chairman for consultation and direct communication with stockholders.

In recognition of his deep operational knowledge and experience in the chemical industry and his significant experience serving on other public company boards and insight into process and procedural oversight and appropriate levels of interaction between the Board and management, the Board has designated Gary E. Anderson as Lead Director.

We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.

Risk Oversight

The Board maintains oversight responsibility for the management of the Company’s risks, and oversees an enterprise-wide approach to risk management, designed to provide a holistic view of organizational objectives, including strategic objectives, to improve long-term organizational performance, to prioritize and manage identified risks, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board reviews with management its process for managing enterprise risk. Additionally, the Audit Committee is charged with overseeing our risk management process each year, including ensuring that management has instituted processes to identify major risks and has developed plans to manage such risks and reviewing with management the identified most significant risks and management’s plans for addressing and mitigating the potential effects of such risks. During the Company’s risk management review process, risk is assessed throughout our entire business, and is reported to a management corporate risk committee comprised of members of our various business units and control functions. Risks that are identified as “high-level” risks are reported to the Audit Committee and thereafter assigned, as appropriate, to various of the Board’s Committees, or to the Board as a whole, for further review, analysis, and development of appropriate plans for management and mitigation of the identified risks.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various Committees of the Board have been assigned responsibility for risk management oversight of specific areas. In particular, and in addition to its responsibility to conduct an annual assessment of the risk management process and report its findings to the Board, the Audit Committee maintains responsibility for overseeing risks related to the Company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Finance Committee has oversight responsibility related to the Company’s financial position and financing activities, including such areas as raw material and energy costs and large capital projects. The Health, Safety, Environmental and Security Committee assists the Board in fulfilling its oversight responsibility with respect to health, safety, environmental and security issues that affect the Company and works closely with the Company’s legal and regulatory management with respect to such matters. In addition, in setting compensation, the Compensation and Management Development Committee endeavors to develop a program of incentives that encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term business strategy and also reviews the leadership development of our employees. Finally, the Nominating and Corporate Governance Committee conducts an annual assessment of nominees to our Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committees structure, leadership, and membership, including those related to, affecting, or concerning the Board’s and its Committees’ risk oversight.

Director Independence

The Board and its Nominating and Corporate Governance Committee have reviewed the standards of independence for directors established by applicable laws and regulations, including the listing standards of the New York Stock Exchange, and by the Company’s Corporate Governance Guidelines and have reviewed and evaluated the relationships of directors with the Company and its management. Based upon this review and evaluation, the Board has determined that none of the current non-employee members of the Board (that is, all directors but Mr. Rogers) has a relationship with the Company or its management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board is an independent director.

In making this determination, the Nominating and Corporate Governance Committee and the Board reviewed and evaluated all direct and indirect transactions and relationships between the Company and non-employee directors and their affiliates and immediate family members. Under the New York Stock Exchange listing standards and Eastman’s Corporate Governance Guidelines, an “independent” director is one who has “no direct or indirect material relationship with the Company or its management” and who:

•	has not been employed by the Company or any of its subsidiaries or affiliates, and who has no immediate family member who has been an executive officer of the Company, within the previous three years;

•	has not received, and whose immediate family member has not received, in any 12-month period within the previous three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

•	as to the Company’s internal or external auditor, is not, and whose immediate family member is not, a partner; is not employed by; has not been, and whose immediate family member has not been, within the last three years, and is not currently, a partner or employee and personally worked on the Company’s audit;

•	is not and has not in the past three years been employed, and whose immediate family member is not and has not in the past three years been employed, as an executive officer of another company where any of the Company’s present executives at the same time serve or served on that company’s compensation committee;

•	is not an employee of, and whose immediate family member is not an executive officer of, another company that has made payments to, or received payments from, the Company for property or services in an amount that exceeds, in any of the last three years, the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	has no personal services contract with the Company, any subsidiary or affiliate of the Company or any executive officer;

•	does not have any other business relationship with the Company or any of its subsidiaries or affiliates (other than service as a director) that the Company would be required to disclose in proxy statements or in annual reports on Form 10-K filed with the SEC;

•	is not an executive officer of another company that is indebted to the Company or to which the Company is indebted and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company that he or she serves as an executive officer;

•	is not an officer, director, or trustee of a charitable organization to which discretionary charitable contributions to the organization by the Company or an affiliate are more than 1% of that organization’s total annual charitable receipts or $100,000, whichever is less; and

•	is not a director, executive officer, partner, or greater than 10% equity holder of an entity that provides advisory, consulting, or professional services to the Company, any of its affiliates, or any executive officer.

Transactions with Directors, Executive Officers, and Related Persons

As described above, at least annually the Board reviews and evaluates all current and recent past transactions involving the Company in which non-management directors and their affiliates (including immediate family members and other firms, corporations, or entities with which the director has a relationship) have or had a direct or indirect interest. The Board also reviews any such transactions and relationships in which executive officers of the Company or members of their immediate families have or had an interest. In the most recent such review, the Board considered purchases and sales of products and services in the ordinary course of business to and from companies of which non-employee directors were executive officers. Each such transaction was below the thresholds of the categorical standards listed above and determined by the Board not to be a material transaction or relationship.

Written Company policies require approval by the Board (in the case of the Chief Executive Officer) or senior management (in the case of all other employees) of each Company transaction in which an employee has a direct or indirect financial or other personal interest, and restrict direct or indirect reporting relationships between immediate family member employees.

Board Committees

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety, Environmental and Security Committee. All committee members are non-employee, independent directors. The written charter of each committee of the Board is available in the “Investors — Corporate Governance” section of the Company’s Internet website (www.eastman.com).

Audit Committee.  The members of the Audit Committee prior to Mr. Begemann’s election to the Board on February 17, 2011 were Ms. Hornbaker (Chair) and Messrs. Alfonso, Anderson, Hernandez, Kling, and McLain, and currently include Mr. Begemann and not Mr. Kling. The Audit Committee held nine meetings during 2010. The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities relating to:

•	the integrity of the financial statements of the Company and the Company’s system of internal controls;

•	the Company’s management of and compliance with legal and regulatory requirements;

•	the independence and performance of the Company’s internal auditors;

•	the qualifications, independence, and performance of the Company’s independent auditors;

•	the retention and termination of the Company’s independent auditors, including the approval of fees and other terms of their engagement, and the approval of non-audit relationships with the independent auditors; and

•	risk assessment and risk management.

The Board of Directors has determined that each member of the Audit Committee is “independent” and that each of Ms. Hornbaker and Messrs. Alfonso, Anderson, Hernandez, and McLain is an “audit committee financial expert” under applicable provisions of the New York Stock Exchange’s listing standards and the Securities Exchange Act of 1934. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

Audit Committee Report

The Audit Committee has reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2010. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC. Mr. Begemann was elected to the Board and appointed to the Audit Committee in February 2011, and did not participate in review of or recommendations concerning the 2010 financial statements.

Audit Committee
Renée J. Hornbaker (Chair)
Humberto P. Alfonso
Gary E. Anderson
Robert M. Hernandez
Lewis M. Kling
Thomas H. McLain

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee prior to Mr. Begemann’s appointment to the Board on February 17, 2011 were Messrs. Lance (Chair), Connors, Demeritt, and Raisbeck, and currently include Mr. Kling. The Nominating and Corporate Governance Committee held six meetings during 2010. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board candidates to fill Board vacancies and newly-created director positions;

•	recommend to the Board whether incumbent directors should be nominated for re-election to the Board upon the expiration of their terms;

•	develop and recommend corporate governance principles;

•	review and make recommendations to the Board regarding director compensation; and

•	recommend committee structures, membership, and chairs.

Director Nominations.  The Nominating and Corporate Governance Committee is responsible for reviewing and recommending to the Board potential directors who possess the skills, knowledge, and understanding necessary to be valued members of the Board in order to assist it in successfully performing its role in corporate oversight and governance. The Nominating and Corporate Governance Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board and the challenges and needs of the Board as a whole in an effort to ensure that the Board, at any time, is comprised of a diverse group of members who, individually and collectively, best serve the needs of the Company and its stockholders. In general, and in giving due consideration to the composition of the Board at that time, the desired attributes of individual directors, including those of any nominees of stockholders, are as follows:

•	integrity and demonstrated high ethical standards;

•	experience with business administration processes and principles;

•	the ability to express opinions, raise difficult questions, and make informed, independent judgments;

•	knowledge, experience, and skills in at least one specialty area, for example:

•	accounting or finance,

•	corporate management,

•	marketing,

•	manufacturing,

•	technology,

•	information systems,

•	the chemical industry,

•	international business, or

•	legal or governmental expertise.

•	the ability to devote sufficient time to prepare for and attend Board meetings (it is assumed that service on up to three other boards of directors will not impair a director’s service on the Company’s Board; the Nominating and Corporate Governance Committee reviews instances in which a director serves on more than three other for-profit companies’ boards of directors);

•	willingness and ability to work with other members of the Board in an open and constructive manner;

•	the ability to communicate clearly and persuasively; and

•	diversity with respect to other characteristics, which may include, at any time, gender, ethnic background, geographic origin, or personal, educational and professional experience.

The Nominating and Corporate Governance Committee will consider persons nominated by stockholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by stockholders. For additional information on how stockholders may submit nominees for election to the Board, see “INFORMATION ABOUT THE MEETING AND VOTING — Nominations by Stockholders for Election to the Board of Directors.” The Board and the Nominating and Corporate Governance Committee have from time to time utilized the services of director search firms to assist in the identification of qualified potential director nominees, including in its identification of Mr. Alfonso and of Mr. Begemann as qualified director nominees.

Compensation and Management Development Committee.  The members of the Compensation and Management Development Committee (the “Compensation Committee”) prior to Mr. Begemann’s election to the Board on February 17, 2011 were Messrs. Connors (Chair), Demeritt, Lance and Raisbeck, and currently include Mr. Kling. The Compensation Committee held six meetings during 2010. The purpose of the Compensation Committee is to establish and administer the Company’s policies, programs, and procedures for evaluating, developing, and compensating the Company’s senior management. Among other things, the Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, reviews and approves the adoption of cash and equity-based incentive management compensation plans, and oversees the administration of the Company’s benefits plans.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” which appears later in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC and in this proxy statement. Mr. Kling was appointed to the Compensation Committee in February 2011, and did not participate in review, recommendations, or decisions concerning 2010 compensation.

Compensation and Management Development Committee
Michael P. Connors (Chair)
Stephen R. Demeritt
Howard L. Lance
David W. Raisbeck

Finance Committee.  All of the directors except Mr. Rogers are members, and Mr. Kling is the Chair, of the Finance Committee. The Finance Committee held four meetings during 2010. The purpose of the Finance Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s financial position and financing activities, including consideration of the Company’s financing plans, corporate transactions (including acquisitions and divestitures), capital expenditures, financial status of the Eastman Retirement Assistance Plan (the Company’s defined benefit pension plan), payment of dividends, and use of financial instruments, commodity purchasing, and other hedging arrangements and strategies to manage exposure to market risks.

Health, Safety, Environmental and Security Committee.  All of the directors except Mr. Rogers are members, and Mr. McLain is the Chair, of the Health, Safety, Environmental and Security Committee. The Health, Safety, Environmental and Security Committee held two meetings during 2010. The purpose of the Health, Safety, Environmental and Security Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s policies and practices concerning health, safety, environmental, security and sustainability matters.

Director Compensation

The following table sets forth certain information concerning compensation of the Company’s non-employee directors for 2010. Directors who are also employees of the Company receive no Board or committee fees.

Director Compensation for Year Ended December 31, 2010

					Change in
					Pension Value
	Fees			Non-Equity	and Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation
Name(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)(6)	Total($)

Gary E. Anderson	$108,000	$50,012	$0	$0	$0	$50,000	$208,012
Michael P. Connors	105,000	50,012	0	0	0	50,000	205,012
Stephen R. Demeritt	90,000	50,012	0	0	0	50,000	190,012
Robert M. Hernandez	99,000	50,012	0	0	0	50,000	199,012
Renée J. Hornbaker	124,500	50,012	0	0	0	50,000	224,512
Lewis M. Kling	99,000	50,012	0	0	0	50,000	199,012
Howard L. Lance	99,000	50,012	0	0	0	50,000	199,012
Thomas H. McLain	109,500	50,012	0	0	0	50,000	209,512
David W. Raisbeck	90,000	50,012	0	0	0	50,000	190,012
Peter M. Wood(7)	45,000	0	0	0	0	25,000	70,000

1)	The Board elected Humberto P. Alfonso as a director on January 4, 2011 and Brett D. Begemann as a director on February 17, 2011. Mr. Alfonso and Mr. Begemann did not receive any compensation for 2010.

2)	Consists of director retainer fees and, where applicable, committee chair or Audit Committee member retainer fees and compensation on an “event” basis for significant time spent outside Board or committee meetings for director training, interviewing director candidates, meeting with Company management, meeting with external auditors, or other meetings or activities as directed by the Board or one of its committees. Cash fees for 2010 were paid according to the following schedule:

Director Retainer	$90,000
“Event” Fee (Per Event)	1,500
Chair Retainer — Audit Committee	18,000
Chair Retainer — Compensation and Management Development Committee	12,000
Chair Retainer — Nominating and Corporate Governance Committee	9,000
Chair Retainer — Finance Committee	9,000
Chair Retainer — Health, Safety, Environmental and Security Committee	9,000
Audit Committee Member Retainer	9,000

Event fees were paid in 2010 to Mr. Connors ($3,000), Ms. Hornbaker ($7,500), and Mr. McLain ($1,500).
In 2011, the Lead Director will receive a $40,000 annual cash retainer fee in addition to other non-employee director compensation.

3)	Grant date fair value of annual award of restricted shares of common stock (“restricted shares”) having a fair market value equal to $50,000 (with the number of restricted shares awarded rounded up in the case of fractional shares) on the date of the 2010 Annual Meeting of Stockholders under the 2008 Director Long-Term Compensation Subplan of the Omnibus Long-Term Compensation Plan (the “DLTP”), computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)Topic 718 (Stock Compensation). See note 1 to the Summary Compensation Table later in this proxy statement and note 21 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2010, mailed and delivered electronically with this proxy statement, for description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Each of the non-employee directors at December 31, 2010 held 2,096 restricted shares.

Except as described below the restricted shares are not transferable (except by will or the laws of descent and distribution) and are subject to forfeiture until the earliest of: (i) the third anniversary of grant (provided the grantee is still a director), (ii) death, disability, or resignation due to term limit or retirement age during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. If none of the three alternative vesting events occurs by the third anniversary of the grant date, then the restricted shares are forfeited. During the restricted period, the director has all of the rights of a stockholder (other than the right to transfer the shares) with respect to the restricted shares, including voting and dividend rights. The DLTP contains provisions regarding the treatment of restricted shares in the event of a “change in control” (as defined in the DLTP, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, all outstanding restricted shares would immediately vest and become transferable, and would be valued and cashed out on the basis of the change in control price as soon as practicable, but in no event more than 90 days after the change in control. The Nominating and Corporate Governance Committee has the discretion, notwithstanding any particular event constituting a change in control, to determine that such event is of the type that does not warrant the described result with respect to restricted shares under the DLTP, in which case such result would not occur.

4)	No stock options were granted in 2010. The aggregate number of outstanding stock options held by individual non-employee directors at December 31, 2010 was: Mr. Anderson (2,000), Mr. Connors (8,000), Mr. Demeritt (12,000), Mr. Hernandez (12,000), Ms. Hornbaker (10,000), Mr. Kling (4,000), Mr. Lance (6,000), Mr. McLain (10,000), and Mr. Raisbeck (16,000).

5)	The Company maintains the Directors’ Deferred Compensation Plan (the “DDCP”), an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all or a portion of cash compensation for service as a director, including retainer and “event” fees. In addition, as described in note (6) below, in 2010 each non-employee director received an automatic deferral of $50,000 into the director’s stock account of the DDCP. Compensation deferred into the DDCP is credited at the election of the non-employee director to individual interest accounts or stock accounts. Amounts deferred to the interest account are credited with interest at the prime rate until transfer or distribution, and amounts deferred to the stock account increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on the common stock, each stock account receives a dividend equivalent which is used to hypothetically “purchase” additional shares. Upon termination of service as a director, the value of the director’s DDCP account is paid, in cash, in a single lump sum or up to ten annual installments as elected in advance by the director. For 2010, no non-qualified deferred compensation earnings are reported because there were no preferential or above-market earnings on amounts in individual stock accounts (defined as appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on common stock) or in individual interest accounts (defined as interest on amounts deferred at a rate exceeding 120% of the federal long-term rate).

Eastman does not have a director pension plan.

6)	Amount of annual retainer deferred into the stock account of the DDCP. Perquisites and personal benefits provided to non-employee directors (Company-provided personal liability insurance and Company-provided insurance for non-employee director travel) are not reported for 2010 since the total amount per individual was less than $10,000.

7)	Mr. Wood served as a director until the expiration of his term at the 2010 Annual Meeting of Stockholders on May 6, 2010.

ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote.

As described in the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement, the Company’s business strategy for value creating growth is to leverage the capabilities of its employees to innovate and execute its growth strategy while remaining committed to maintaining a strong financial position with financial flexibility and consistently solid cash flows. Our compensation philosophy supports this strategy by stressing the importance of pay for corporate and individual performance in meeting strategic and business goals for value creation and financial strength and flexibility, and maintains flexibility to meet changing employee, business, and market conditions. Our executive compensation program is designed to attract and retain a talented and creative team of executives who will provide disciplined leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this by motivating executives with an appropriate mix of compensation elements. Please read the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the compensation of our named executive officers for 2010 as detailed in the tables and narrative in the “EXECUTIVE COMPENSATION” sections of this proxy statement.

The say-on-pay vote gives stockholders the opportunity to indicate their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers disclosed in the “EXECUTIVE COMPENSATION” section of this proxy statement and the philosophy, policies, and practices described in the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement. Accordingly, stockholders are being asked to approve the compensation of the named executive officers as disclosed in the “Executive Compensation” section of the proxy statement for the 2011 Annual Meeting of Stockholders of Eastman Chemical Company, including the Compensation Discussion and Analysis, compensation tables, and narrative.

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board, or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s stockholders, and the Compensation Committee will consider the outcome of the vote in its establishment and oversight of the compensation of the executive officers.

The Board of Directors recommends that you vote “FOR” approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

ITEM 3 — ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON
EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides stockholders with the right to vote at the 2011 Annual Meeting, on an advisory (nonbinding) basis, on the frequency with which the Company should include an advisory vote on executive compensation, similar to Item 2, at future annual meetings of stockholders. Stockholders may vote for a “say-on-pay” vote to occur every year, every other year, or every three years, or may abstain from voting on the frequency of the say-on-pay vote.

The Board recommends that an advisory say-on-pay stockholder vote, similar to that contained in Item 2, be included in the Company’s proxy statement for, and voted on by stockholders at, each annual meeting of stockholders. The Board believes that an advisory say-on-pay vote every year by stockholders provides the highest level of accountability and direct communication by having such vote correspond with the related information presented in the proxy statement for the applicable meeting of stockholders.

You may cast your vote on a preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission by selecting your preference of every year, every other year, or every three years, or abstaining from voting.

Because this vote is advisory, it will not be binding on the Board or the Company. Notwithstanding the results of such vote, the Board may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the preference chosen by the plurality (that is, the largest number) of votes cast by stockholders.

The Board of Directors recommends that you vote for the advisory vote on executive compensation to be held “EVERY YEAR”.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This “Compensation Discussion and Analysis” is intended to provide context for the executive compensation information detailed in the tables and narrative in the remaining sections of this proxy statement under “Executive Compensation”. What follows is a summary of compensation philosophy and objectives for executive officers, the relationship of corporate performance to executive compensation, and the bases for the compensation of executive officers. The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee”) establishes and oversees the administration of the policies, programs, and procedures for evaluating, developing, and compensating our senior management, and determines the components, structure, forms, terms, and amounts of the compensation of our executive officers.

Overview

As described in more detail below, the Compensation Committee believes that the compensation of the executive officers is appropriate based on Eastman’s performance and the competitive market. For 2010, the compensation of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) consisted of three principal elements: base salary, annual variable cash pay, and long-term stock-based awards in the form of performance shares and stock option grants. The Company uses annual variable cash pay to tie executive compensation to attainment of key Company and individual objectives, and uses long-term stock-based pay to link the executive compensation program and the long-term interests of the Company’s stockholders and to attract and retain an outstanding executive team. The Compensation Committee believes that this mix of executive pay components strikes an appropriate balance between the short- and long-term focus of the executives and the types of performance incented and risks encouraged, and aligns the interests of executive officers with those of stockholders.

In 2010, the executive officers:

•	had their annual base pay increased ranging from 1.5% to 5.75% to keep salaries at competitive levels compared to peer companies;

•	received annual variable cash pay awards equal to 200% of target amounts as a result of the Company’s above-target corporate earnings from operations and each executive’s organizational and personal performance meeting or exceeding expectations;

•	received payouts of common stock of 220% of target award levels under previously awarded long-term performance shares as a result of the Company’s three-year total stockholder return ranking in the 1st quintile of compared companies and average return on capital of 3.78% in excess of target return; and

•	received stock option grants and long-term performance share awards designed to link their future pay to long-term performance of the Company and return to other stockholders and as retention incentive.

Management Compensation Philosophy and Program

Our Business.  Eastman is a global chemical company which manufactures and sells a broad portfolio of chemicals, plastics, and fibers products to customers throughout the world. In 2010, the Company’s products and operations were managed and reported in five operating segments: the Coatings, Adhesives, Specialty Polymers, and Inks (“CASPI”) segment, the Fibers segment, the Performance Chemicals and Intermediates (“PCI”) segment, the Performance Polymers segment, and the Specialty Plastics segment. Eastman sold the polyethylene terephthalate (“PET”) business, assets, and technology of its Performance Polymers segment in the first quarter of 2011, and Performance Polymers segment operating results are accounted for as discontinued operations for all periods and are not included in results from continuing operations under generally accepted accounting principles (“GAAP”). In addition to these segments, the Company manages certain strategic initiatives at the corporate level, including various research and development initiatives. Eastman’s objective is to be an outperforming chemical company through solid financial results from its core businesses and its strategies for profitable growth. Management believes that the Company can increase the revenues from its core businesses with increasing profitability through a balance of new applications for existing products, development of new products, and sales growth in adjacent markets and emerging economies. These revenue and earnings increases are expected to result from organic initiatives as well as joint ventures and acquisitions.

Our Compensation Philosophy.  The Company’s business strategy for value creating growth is to leverage the capabilities of its employees to innovate and execute its growth strategy while remaining committed to maintaining a strong financial position with financial flexibility and consistently solid cash flows. Our compensation philosophy supports this strategy by stressing the importance of pay for corporate and individual performance in meeting strategic and business goals for value creation and financial strength and flexibility, and maintains flexibility to meet changing employee, business, and market conditions. Our executive compensation program is designed to attract and retain a talented and creative team of executives who will provide disciplined leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this by motivating executives with an appropriate mix of compensation elements described in more detail below.

Our Compensation Objectives.  Within the management compensation program, our primary objectives are to:

•	Provide the appropriate amount of annual pay, including a mix of base and variable cash pay, that allows us to compete for talent in the job market.

•	Attract and retain highly-qualified executives by providing incentives for the attainment of the Company’s strategic business objectives, while rewarding superior performance.

•	Provide appropriate short-term and long-term incentives to reward the attainment of short-term and long-term corporate and individual objectives.

•	Ensure performance targets are appropriately challenging and properly aligned with the business strategy and stockholder interests.

•	Maintain balance in the types of corporate and individual performance incented and the levels and types of risks managers are encouraged to evaluate and take.

Primary Components of our Management Compensation Program and How Each Component Complements our Philosophy and Objectives.  Our management compensation program has three primary components:

Base pay	Provides a market-based annual salary at a level consistent with the individual’s position and contributions.

Variable cash pay	Designed to align the executives’ financial interests with the Company’s shorter-term business objectives, making a portion of each executive’s annual cash compensation dependent upon the annual success of the Company, business unit performance, and attainment of individual objectives.

Stock-based incentive pay	Encourages an ownership mindset by aligning the interests of senior managers with other stockholders, focusing on the achievement of strategic long-term financial objectives and outperforming peer companies.

The Compensation Committee, with the assistance of management and the Committee’s outside consultant, designs, administers, and assesses the effectiveness of all compensation elements against the market and our overall compensation philosophy. The table below describes each element and its primary links to the objectives of our compensation philosophy.

			Reward	Balance	Reward
		Attract	Organizational	Among	Long-Term
		and	Performance and	Performance	Performance in
		Retain	Attainment	Incented	Alignment With
	Compete	Executive	of Individual	And Risk	Stockholders’
Compensation Element	in Market	Talent	Objectives	Management	Interests

Annual Base Cash Pay	X	X		X
Annual Variable Cash Pay	X	X	X	X
Stock-Based Long-Term Incentive Pay — Stock Options	X	X		X	X
Stock-Based Long-Term Incentive Pay — Performance Shares	X	X	X	X	X
Other Compensation and Benefits	X	X		X

Each year, the Compensation Committee conducts a review of the relative mix of the compensation components as compared to those of peer companies. As described below, the Company believes that a significant portion of our executives’ compensation should be at risk to business and individual performance, and that the at-risk amount should increase with the executive’s level of responsibility. We believe it is also important to ensure a balance between the short-term and long-term focus of executives, and in the types of performance incented and risks encouraged, as well as to align their interests with those of stockholders, by providing a meaningful portion of their compensation in the form of stock-based pay.

Other Compensation and Benefits.  The Company’s executive officers also participate in benefits plans generally available to all other employees. We have also entered into change in control agreements with certain of our executive officers and provide a modest program of executive perquisites and personal benefits as further described in this Compensation Discussion and Analysis and the tables that follow.

Mix of Total Compensation.  The following charts illustrate the percentage of total compensation for our CEO and our other named executive officers on average, respectively, represented by each element of compensation for 2010.

*	Grant date fair value of stock options granted in 2010, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See Note 1 to the Summary Compensation Table below.

**	Market value of shares of common stock paid out under performance shares previously awarded for the 2008-2010 performance period.

***	Annual Company contributions to defined contribution plans and reimbursement for payment of taxes for reimbursed relocation costs. For a description of other compensation, see Note 5 to the Summary Compensation Table below.

Risk Analysis of Executive Compensation.  The balance of short-term and long-term compensation as devices to drive individual behaviors and risk management is carefully considered in the design and administration of the Company’s compensation programs. The management compensation program is structured so that a considerable amount of compensation of our executives is tied to the long-term performance of Eastman. We strive to avoid disproportionately large short-term incentives that could encourage unnecessary risk-taking which is not in the Company’s long-term interests. While a significant portion of our executive compensation is performance-based, we do not believe that our philosophy or objectives encourage unnecessary or excessive risk-taking. While risk is inherent in any strategy for growth, the Compensation Committee has focused our management compensation program on aligning the Company’s compensation with the long-term interests of Eastman, and has designed the elements of our executive compensation program to discourage management decisions that could pose inappropriate long-term risks to the Company and its stockholders, as follows:

•	The compensation of our executive officers is not overly-weighted toward short-term incentives. For instance, our CEO’s target variable cash pay for 2010 was 28% of his total target compensation, and the target variable cash pay for the other named executive officers was 25% of their total target pay. Moreover, annual variable cash pay awards are capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has broad discretion in determining the amount of variable cash payouts to executives based upon individual performance and other factors, including whether an executive has caused Eastman to take unnecessary or excessive risk.

•	Our stock ownership guidelines require the executive officers to hold Eastman stock having a value of at least two-and-one-half times base annual pay, or five times in the case of the CEO. See “Stock Ownership of Directors and Executive Officers”. This ensures that each executive will have a significant amount of personal wealth tied to the long-term performance of Eastman stock.

•	The largest percentage of total target executive pay is stock-based long-term incentive compensation that vests over a period of years. The stock payout combined with a vesting period encourages our executives to focus on maximizing Eastman’s long-term performance. These grants and awards are made annually, so executives will continue to have unvested awards that will provide value only if our business is appropriately managed for the long term.

•	A significant portion of executives’ long-term incentive compensation consists of performance shares. Performance share payouts are tied to how Eastman performs on certain metrics identified by the Compensation Committee periodically as appropriately driving long-term stockholder value over a three-year period, which focuses management on sustaining the Company’s long-term performance. These awards also have overlapping performance periods, so risks taken to inappropriately increase the payout under one performance share award in the near-term could significantly jeopardize the potential long-term payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, the payout of these awards has been capped at 300% of target.

•	The variety of performance metrics set by the Compensation Committee to determine variable pay (for 2010, operating earnings and earnings per share, cash flow, return on capital, capital spending, employee safety, and total stockholder return relative to peer companies) are intended to appropriately align our management’s decisions to long-term creation of stockholder value.

•	Company policy and the plan under which our long-term stock-based incentive compensation awards are made require reimbursement of certain variable and incentive compensation amounts in the event of an accounting restatement due to material noncompliance by the Company with financial reporting requirements.

We believe that this combination of factors encourages our executives to manage Eastman and execute our strategy for growth in a prudent manner.

In 2010, Aon Hewitt, the Compensation Committee’s external compensation consultant, performed a risk assessment of the Company’s compensation programs and practices for all employees. Based on the results of Aon Hewitt’s assessment, the Compensation Committee concluded that the Company’s compensation programs and practices are well aligned with the corporate strategy, contain appropriate risk balancing features, and are not structured in a way that should incent risk taking that is reasonably likely to have a material adverse impact on the Company.

Review of 2010 Executive Compensation

The Compensation Committee reviewed overall compensation of the Chief Executive Officer and the other named executive officers and determined each component of executive compensation for 2010 as described below. As part of this review, the Compensation Committee:

•	Reviewed the value of each type of compensation and benefit for each of the executive officers, including short-term cash and long-term stock-based compensation, perquisites and personal benefits, deferred accounts, and retirement plans and determined that the amounts, individually and in the aggregate, were appropriate and in line with internal and external market comparisons.

•	Considered the estimated value of outstanding unvested, unexercised, and unrealized stock-based awards in its review of the types and values of each executive officer’s compensation.

•	Determined the amount and forms of compensation considering the following:

•	individual performance,

•	compensation relative to that for similar positions in other companies,

•	the mix of short- and long-term compensation, and total compensation, relative to other executive officers and other employees,

•	whether the features of each form of compensation are appropriately balanced in terms of the types of corporate and individual performance being incented, the levels and types of risk they encourage managers to evaluate and take, and whether the compensation encourages managers to take unnecessary risks,

•	background information and recommendations from the Company’s management compensation organization and from the external compensation consultant engaged by the Compensation Committee, and

•	the recommendations of the Chief Executive Officer for the other named executive officers.

In connection with its review of external market data, the Compensation Committee has directly engaged Aon Hewitt as its external compensation consultant. Under the terms of Aon Hewitt’s engagement by the Compensation Committee, Aon Hewitt reports to, and receives its direction from, the Compensation Committee, and a representative of Aon Hewitt attends each meeting of the Compensation Committee as its advisor. Aon Hewitt provides the Compensation Committee with third-party survey information used in setting short- and long-term compensation levels, perspective on emerging trends in compensation issues, and expertise in incentive compensation structure, terms, and design, and does not provide other non-executive compensation consulting services to and did not receive any other compensation from the Company. The Company’s management also uses the services of several other outside firms for compensation analysis, third-party surveys, and management pay research and analysis.

As described in “ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION” of this proxy statement, at the 2011 Annual Meeting stockholders will have the opportunity to indicate their views on the compensation of our named executive officers by an advisory “say-on-pay” vote. While this vote will not be binding on the Compensation Committee, the Compensation Committee will consider the outcome of this vote in its establishment and oversight of the compensation of the Company’s executive officers.

Elements of our Executive Compensation

Annual Cash Compensation — Base Pay and Variable Pay

How Base Pay and Variable Cash Pay Levels Are Determined.  For executive officers, targeted total cash compensation is intended to be competitive with comparable pay for similar jobs when target levels of corporate, organizational, and individual performance are achieved. The targeted levels of cash compensation are based upon information provided by Aon Hewitt and publicly available information. For 2010, a significant portion of each executive officer’s total pay was variable. Depending upon Company, business unit, and individual performance, executive officers could receive more or less than the target amount.

For 2010, the Compensation Committee compared total cash compensation levels for the Company’s executive officers with those of the following companies selected based upon industry, number of employees, revenues, number and type of commercialized products, and market capitalization:

Air Products and Chemicals, Inc.	Olin Corporation
The Dow Chemical Company	Praxair, Inc.
Ecolab Inc.	Sensient Technologies Corporation
FMC Corporation	Solutia Inc.
H. B. Fuller Company	The Scotts Miracle-Gro Company
The Nalco Company	The Valspar Corporation

As requested by the Compensation Committee, Aon Hewitt provided benchmarking analysis of the comparable companies’ total cash compensation information, and also advised the Compensation Committee of general market cash compensation practices and trends. In determining each executive officer’s targeted total cash compensation, the Compensation Committee also applied its judgment in considering the competitive market for executive talent, comparative pay levels of each other executive officer, relative cash compensation of other jobs in the Company, and differences between the Company’s executive positions and those of the benchmark companies. For 2010, the Compensation Committee set the targeted cash pay for executives within a range of 10% above or below the median level of the total cash compensation for comparable positions of the peer companies, with exceptions in the event of changes in individual scope of responsibilities, corporate performance, and time and experience in position.

Base Pay.  In early 2010, after reviewing market competitive pay levels and the targeted total cash compensation of the executive officers, the Compensation Committee determined that base pay increases were appropriate for the executive officers because of their targeted total cash compensation relative to the mid-range of companies surveyed. In addition to external comparisons, the Committee considered the cash compensation levels of each executive officer relative to that of each other executive officer. Increases in the base pay amounts reported in the Summary Compensation Table reflect the increased target total cash compensation levels.

Variable Cash Pay — Unit Performance Plan.  For 2010, the variable portion of cash compensation paid to the executive officers was determined solely under the Unit Performance Plan (the “UPP”). The UPP is designed to determine a portion of the annual cash compensation of management level employees according to corporate and business unit performance and the attainment of certain individual objectives and expectations. The UPP is intended to provide an incentive for superior business and individual performance and to tie the interests of our management level employees, including our named executive officers, to the performance of our Company and the interests of our stockholders.

The amount of the award pool from which UPP payouts are made is determined annually by the Compensation Committee, and is based upon annual performance of the Company. For 2010, the Compensation Committee determined that the appropriate measure of corporate performance under the UPP was earnings from operations (or “EFO”) because such measure would align with the Company’s business objectives for 2010. Annual performance goals are established such that the target level is deemed reached if corresponding Company performance goals for the year are achieved. In determining earnings from operations for the purpose of measuring performance, the UPP provides for adjustments by the Compensation Committee for certain cost, charge, and income items that were not included in the Company’s targeted financial performance under the annual business plan, typically the same as those excluded from operating earnings in any non-GAAP pro forma financial measures disclosed by the Company in its public sales and earnings disclosures. The target level for 2010 earnings from operations ($565 million) corresponded to the Company’s operating earnings target under the annual business plan for 2010 as approved by the Board in late 2009.

The total UPP award pool is determined as the aggregate of the UPP payouts for each participant if the individual’s organizational and individual performance were at target levels, multiplied by a “performance factor” determined by actual corporate performance compared to the pre-set performance goals. In addition, the Committee may, in its discretion, adjust the award pool to reflect overall corporate performance and business and financial conditions; for 2010, the total Company award pool was not so adjusted.

At the end of 2009, the Compensation Committee evaluated the Company’s financial and strategic performance targets under the Company’s annual business plan for 2010 and set the UPP payout “performance factor” multipliers at 0% of aggregate target payouts if earnings from operations were below 70% of the target level; at 100% of aggregate target payouts if earnings from operations were equal to the target; and at 200% of aggregate target payouts if earnings from operations were at or above 130% of the target level, as shown in the following table. Linear interpolation is used to determine the “performance factor” and award pool if actual performance falls between the threshold and target or between the target and maximum levels. The 2010 UPP threshold, target, and maximum adjusted earnings from operations targets for UPP award pool funding were:

	Threshold	Target	Maximum
	(50% Award Pool Funding)	(100% Award Pool Funding)	(200% Award Pool Funding)

Earnings From Operations	$396 million	$565 million	$735 million

Earnings from operations for 2010, as adjusted, were $901 million, exceeding the maximum level and resulting in a “performance factor” of 2.0 and a UPP award pool for all management level employees, including the named executive officers, of $44.2 million. The calculation of earnings from operations under the UPP for 2010 was adjusted to exclude from GAAP operating earnings asset impairments and restructuring charges (including severance and pension curtailment charges and an intangible asset impairment charge resulting from an environmental regulatory change impacting the previously discontinued Beaumont, Texas gasification project) and earnings attributed to the Genovique Specialties product lines acquired in 2010 and to add to GAAP operating earnings the earnings from operations of the discontinued Performance Polymers segment. These adjustments increased the calculated earnings from operations under the UPP by a net $39 million but did not increase the UPP award pool.

The Chief Executive Officer, in consultation with the other executive officers, determined the allocation of the overall UPP award pool to the various organizations within the Company based on their assessment of the performance of each organization relative to objectives established at the beginning of the performance year. The Compensation Committee determines the portions of the overall UPP award pool to the CEO and to the executive officers as a group. In 2010, the named executive officers (other than the CEO) participated in an organization consisting of all executive officers directly reporting to the Chief Executive Officer. Mr. Rogers participated in the UPP in an organization established solely for the Chief Executive Officer.

Once each organization’s portion of the overall award pool was determined, management within each organization (the Chief Executive Officer in the case of the named executive officers other than the CEO, and, in the case of the Chief Executive Officer, the Compensation Committee) allocated the organization’s portion of the Company award pool for individual payouts, based upon individual performance against the financial, organizational, and strategic performance objectives and expectations established at the beginning of the performance year (described below for the CEO and the other named executive officers).

For each executive officer, including the named executive officers, the Compensation Committee established a target UPP incentive opportunity based upon a peer company review, and expressed as a percentage of base salary. The individuals with the greatest overall responsibility for corporate performance had larger incentive opportunities in comparison to their base salaries in order to weight their overall pay mix more heavily towards performance-

based compensation. For the named executive officers, the target annual incentive opportunity for 2010 was as follows:

		Target UPP
		Opportunity
Name	2010 Title	as % of Base Salary

James P. Rogers	Chief Executive Officer	100%
Curtis E. Espeland	Senior Vice President and Chief Financial Officer	75%
Mark J. Costa	Executive Vice President, Specialty Polymers, Coatings and Adhesives and Chief Marketing Officer	75%
Ronald C. Lindsay	Executive Vice President, Performance Polymers and Chemical Intermediates	75%
Theresa K. Lee	Senior Vice President, Chief Legal Officer and Corporate Secretary	65%

The Compensation Committee established individual financial, organizational, and strategic performance objectives and expectations for Mr. Rogers for his service as CEO, and determined his pool allocation and payout (equal to 200% of his target variable cash pay amount) based upon the Compensation Committee’s assessment of his attainment of these objectives for 2010 as described below.

The portion of the overall 200% of target UPP award pool allocated to the other named executive officers was $2,783,700 (equal to 200% of their aggregate individual target variable cash pay amounts), with their individual payouts based upon the CEO’s assessment of each executive’s individual performance compared to the attainment of their respective objectives as described below.

For 2010, the following corporate performance objectives were established for the CEO and the other named executive officers, with no specific weighting among the objectives, and actual performance against these objectives was assessed by the Compensation Committee (for the CEO) and by the CEO and the Compensation Committee (for the other named executive officers) in determining the amounts of the individual payouts from the respective award pools:

Measure	Target	Actual

Earnings from operations*	$565 million	$901 million
Earnings per share*	$4.31/share	$7.22/share
Cash from operating activities**	$525 million	$775 million
Free cash flow***	>$100 million	$405 million
Capital expenditures	<$255 million	$243 million
Employee safety — days away from work (measured as days away from work per 200,000 hours worked)	< 0.15	0.11
OSHA recordable injuries (measured per 200,000 hours worked)	< 0.70	0.78

*	Non-GAAP financial measure, with adjustments as described above. Earnings per share includes earnings attributed to Genovique Specialties product lines and excludes a charge for the early repayment of debt.

**	Excludes impact of adoption of amended accounting guidance.

***	Cash from operations less capital expenditures, dividends, and impact of adoption of amended accounting guidance.

Additionally, each of the named executive officers had individual performance commitments targeted to each executive’s area of responsibility, with no specific weighting among the commitments, and actual performance as assessed by the Compensation Committee (for the CEO) and by the CEO and the Compensation Committee (for the other named executive officers) as follows:

Officer	Commitments	Performance

James P. Rogers	Overall Company financial and business performance	Exceeded

Officer	Commitments	Performance

	Development and execution of organic and inorganic growth and strategic initiatives	Met

	Senior management and leadership development	Met

	Monitor and change incentives, structures, and personnel in order to optimize operational and financial results	Met

Curtis E. Espeland	EFO — $565 million*	Exceeded
	EPS — $4.31*	Exceeded

	Free Cash Flow — > $100 million**	Exceeded

	Manage capital structure	Met

Mark J. Costa	CASPI and Specialty Plastics business results:
	• EFO — $262 million*	Exceeded
	• Cash from operating activities — $227 million	Exceeded

	Specialty Plastics growth strategy (Tritantm, core co-polyester and cellulosics for LCD growth initiatives)	Met

	Manage and implement market growth, sustainability, and branding initiatives	Met

Ronald C. Lindsay	Performance Polymers and PCI business results:
	• EFO — $73 million*	Exceeded
	• Cash from operating activities — $78 million	Exceeded

	Manage capital expenditures — target $255 million	Met

	Manage growth initiatives for PCI business and improvement of Performance Polymers business	Met

Theresa K. Lee	Manage patent litigation	Exceeded

	Lead implementation and execution of health, safety, and environment public policy and compliance strategy and initiatives, including greenhouse gas emission and energy policy advocacy and REACH compliance	Met

	Lead continued improvement of corporate governance practices and support Board of Directors succession planning	Met

*	Non-GAAP financial measure, with adjustments as described above.

**	Cash from operations less capital expenditures, dividends, and impact of adoption of amended accounting guidance.

The Compensation Committee determined that, based upon actual corporate performance against targets as listed above, each executive’s individual performance and leadership that contributed to this performance was satisfactory and met or exceeded expectations for purposes of determining his or her allocated individual portion of the respective award pools (200% of Mr. Rogers’ CEO individual target variable cash pay amount and 200% of the other named executives’ aggregate individual target variable cash pay amounts).

Additionally, the Compensation Committee evaluated each executive’s performance against his or her individual commitments as described above and concluded that each executive’s individual performance in these areas was at or above target performance for purposes of determining their individual portions of the respective award pools.

Based upon the amount of the UPP award pool allocated to the CEO and to the other named executive officers, respectively, as described above, and the assessments of the CEO’s and other executives’ individual performance against established goals and expectations as described above, the Compensation Committee determined the amounts of the individual payouts from the allocated portions of the UPP award pools based upon the Committee’s and the CEO’s judgment of overall Company performance and performance of applicable business units, each individual executive’s overall contribution and leadership, and external business conditions and circumstances, as follows:

			Actual UPP Payout
Named Executive Officer	Actual UPP Payout	Target UPP Payout	as % of Target

James P. Rogers	$2,000,000	$1,000,000	200%
Curtis E. Espeland	690,000	345,000	200%
Mark J. Costa	784,500	392,250	200%
Ronald C. Lindsay	712,500	356,250	200%
Theresa K. Lee	596,700	298,350	200%

Stock-Based Incentive Pay

Equity-Based Compensation Program.  Equity-based compensation is designed to facilitate stock ownership in order to link senior managers’ pay to long-term return to other stockholders. Important elements of the current executive equity-based compensation program are:

Stock Options	Stock option program, implemented under the Company’s Omnibus Long-Term Compensation Plan (the “Omnibus Plan”), creates a direct link between compensation of key Company managers and long-term performance of the Company through appreciation of stock price.
Performance Shares	Awarded under the Omnibus Plan to provide an incentive for key managers to earn stock awards by meeting specified business or individual performance goals.
Other Stock-Based Incentive Pay	Under the Omnibus Plan, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), performance units, restricted stock units, or additional options, including stock appreciation rights and options with performance-based or other conditions to vesting.
Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plan or acquired upon exercise of options. Over a five year period, executive officers are expected to accumulate stock with a value of two and one-half times their annual base pay (five times base pay for the Chief Executive Officer) in Company stock or stock equivalents. All named executive officers have met or are on schedule to meet their ownership expectations.

How Stock-Based Incentive Pay Levels Were Determined.  The Compensation Committee established the value and mix of total stock-based incentive pay for 2010 by considering recommendations from Aon Hewitt based on long-term compensation surveys of the following manufacturing, industrial, and chemical companies of comparable size in the same market as the Company for executive talent:

Air Products and Chemicals, Inc.	Olin Corporation
The Dow Chemical Company	PPG Industries Inc.
Ecolab Inc.	Praxair Inc.
E. I. DuPont de Nemours and Company	Sensient Technologies Corporation
FMC Corporation	Solutia Inc.
H. B. Fuller Company	The Scotts Miracle-Gro Company
Nalco Holding Company	The Valspar Corporation

As requested by the Compensation Committee, Aon Hewitt provided benchmarking analysis of this long-term stock-based compensation information, and also advised the Compensation Committee of general market stock-based incentive compensation practices and trends.

The Compensation Committee also reviewed the estimated value of all outstanding unvested, unexercised, and unrealized stock-based awards in determining stock-based incentive pay levels.

Stock options and performance shares were awarded in amounts intended to make total stock-based incentive compensation for 2010 approximate the mid-range of total stock-based compensation of the compared companies. The current values of total stock-based incentive pay for 2010 ranged from 48% to 62% of total compensation for the named executive officers.

Stock Options.  In 2010, the Compensation Committee determined to deliver approximately 40% of each executive officer’s stock-based equity value as stock options. In determining the size of option awards, the Compensation Committee used the services of Aon Hewitt to derive values of options using a variation of the Black-Scholes option-pricing model. Computation of the value of option awards is comparable to values determined under FASB ASC Topic 718 and reported in the “Grants of Plan Based Awards” table below.

Long-Term Performance Shares.  For performance shares, performance is determined by comparing the Company’s multi-year performance as measured against a return on capital target established at the beginning of the three year performance period, and the Company’s total return to stockholders (change in stock price plus dividends declared during the performance period, assuming reinvestment of dividends) relative to a peer group of industrial companies comprising the Standard and Poor’s “Materials Sector” from Standard and Poor’s Super Composite 1500 Index. The return on capital target is established considering corporate and strategic business plans and expectations for the performance period. Performance relative to the total return to stockholders target is determined by the Company’s quintile placement relative to the peer group of industrial companies at the end of the three year performance period. If earned, awards are paid after the end of the performance period in unrestricted shares of Eastman common stock.

In 2010, the Company awarded performance shares for the 2011 - 2013 performance period to each executive officer, representing approximately 60% of each executive officer’s stock-based equity value, to provide incentives for exceeding internal financial objectives and external return objectives versus a peer group of companies.

The Compensation Committee reviewed and certified performance results and approved a payout of shares to the executive officers under performance shares previously awarded for the 2008-2010 performance period. The following tables show the targets and the payout matrix for the 2008-2010 performance shares corresponding to return on capital and total stockholder return targets:

		Total Stockholder Return
Performance Year	Target Return on Capital	(TSR) Target Quintile

2008	8.5%	3rd Quintile
2009	8.5%	3rd Quintile
2010	8.5%	3rd Quintile

Eastman TSR Relative	Differential from Target Return on Capital
to Comparison		-7 to	-4.99 to	-2.99 to	-.99 to	.01 to	1.01 to	3.01 to	5.01 to	7.01 to
Companies	<-7%	-5%	-3%	-1%	0%	1%	3%	5%	7%	10%	>10%

0-19% (5th quintile)	0.0	0.0	0.0	0.0	0.4	0.5	0.6	0.7	0.8	1.1	1.5
20-39% (4th quintile)	0.0	0.0	0.0	0.4	0.5	0.7	0.8	0.9	1.1	1.5	2.0
40-59% (3rd quintile)	0.0	0.0	0.4	0.5	0.8	1.0	1.2	1.5	1.8	2.1	2.4
60-79% (2nd quintile)	0.0	0.4	0.6	0.8	1.0	1.3	1.6	1.9	2.2	2.5	2.8
80-99% (1st quintile)	0.0	0.6	0.8	1.0	1.3	1.6	1.9	2.2	2.5	2.8	3.0

Payouts under the 2008-2010 performance share awards for the named executive officers ranged from 7,040 shares to 25,982 shares, and represented 220% of the target award (of a possible 300% of the target award) based upon the Company’s total stockholder return ranking in the 1st quintile of the compared companies and an average return on capital of 3.78% in excess of the return on capital target. Measurement of return on capital under performance shares is based on reported GAAP earnings, and does not exclude charges or other items excluded in the non-GAAP pro-forma financial measures disclosed by the Company.

Stock-Based Compensation Award Practices.  The Compensation Committee has historically granted stock options with an exercise price equal to the market price of the underlying stock on the grant date, and on the date of its authorization of grants has set a grant date that is on or after the date of approval of the grant by the Compensation Committee. The Compensation Committee’s recent practice has been to grant stock options and other stock-based awards annually in the fall, and to set effective dates for stock option grants on the third business day after the next release of quarterly financial results. This is designed to ensure that the market price of the underlying common stock, and thus the exercise price of the options, reflects such results.

Executive Perquisites and Personal Benefits

The Company provides limited executive perquisites and personal benefits designed to provide a level of personal and financial security for our executives. The Compensation Committee annually reviews the types and values of perquisites provided, the imputation to the executives of taxable income for the provided perquisites, and tax treatment of the perquisites to the Company and executives. Perquisites and personal benefits provided to executives for 2010 were:

•	personal umbrella liability insurance coverage,

•	home security system, and

•	non-business travel on corporate aircraft by executives, their families, and invited guests when seats are available and the aircraft is otherwise being used for Company business.

In addition, in considering time demands on the Chief Executive Officer, the Compensation Committee has authorized the personal use of corporate aircraft by the Chief Executive Officer, and his family when traveling with him, whenever possible for business and personal travel.

Early Distributions of Deferred Compensation

In 2010, participants in the Executive Deferred Compensation Plan (the “EDCP”), including the named executive officers, received early distribution of compensation previously earned under a provision of the EDCP triggered by elections by certain participants for early distribution. The terms of the EDCP, including the early withdrawal provisions, were previously approved by the Compensation and Management Development Committee. For further information see the “Nonqualified Deferred Compensation” table and “Compensation Discussion and Analysis — Tax Treatment of Executive Officer Compensation”.

Executive Termination and Change in Control Agreements

The Company believes that severance protections in the context of a change in control transaction can play a valuable role in attracting and retaining key executive officers, and that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company when their prospects for continued employment following the transaction are often uncertain, we provide certain of our executive officers with severance benefits if their employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change in control. Detailed information regarding these change in control severance agreements and the benefits they provide is included in the “Termination and Change-in-Control Arrangements” section of this proxy statement.

The Compensation Committee evaluates the level of severance benefits payable to each executive officer on a case-by-case basis, and considers these severance protections an important part of executives’ compensation and consistent with practices of peer companies.

In December 2010, the Compensation Committee approved, and the Company entered into, amended change in control severance agreements with the named executive officers and certain other executive officers. The agreements were amended to: (i) reduce the automatic renewal term of the “change in control period” from three years to two years; (ii) reduce the severance payment to all except the CEO from three-times base pay plus target annual bonus to two-times base pay plus target annual bonus; (iii) reduce the welfare benefits continuation period from 36 months to 18 months; (iv) eliminate the provision of three additional years of service credit under Company retirement plans; and (v) eliminate the gross-up payment for any excise tax imposed by Section 4999 of the Internal Revenue Code for a payment or benefit under the agreement. In determining the terms of the new agreements, the Committee considered recommendations from Aon Hewitt and current market and peer company practices.

In addition, Mr. Costa’s employment agreement provides for a cash severance payment and vesting of certain outstanding stock-based compensation awards in the event of his termination without “cause” or his resignation for “good reason”, and for certain circumstances in addition to those covered by the executive change in control severance agreements. The Compensation Committee approved Mr. Costa’s termination arrangements and the other terms of his employment agreement when he was hired in 2006. Detailed information regarding the termination provisions of Mr. Costa’s employment agreement is included in the “Termination and Change-in-Control Arrangements” section of this proxy statement.

Tax Treatment of Executive Officer Compensation

The Compensation Committee intends to preserve the Company’s ability to deduct compensation paid to the Company’s Chief Executive Officer and other executive officers to the extent possible while also maintaining the flexibility to compensate such officers in accordance with the Company’s compensation policies.

Section 162(m) of the Internal Revenue Code generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to certain of the Company’s executive officers. Base salaries, variable cash compensation under the UPP, any bonus payments outside the UPP, and stock and stock-based compensation payable other than solely based on corporate performance conditions are generally subject to the $1 million limit on deductible compensation. Compensation attributable to stock options granted and performance shares awarded beginning in 2009 under the Company’s 2007 Omnibus Long-Term Compensation Plan qualifies for deductibility under Section 162(m).

A portion of each named executive officer’s compensation for 2010 was non-deductible to the Company under Section 162(m). The anticipated amount of the Company’s taxes for non-deductible compensation in 2010 is approximately $9 million, including approximately $8 million for non-deductible pay resulting from the early distribution of deferred compensation (see the “Nonqualified Deferred Compensation” table below). The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its stockholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant.

Reimbursement of Certain Compensation Following Restatements; Hedging Policy

The Sarbanes-Oxley Act and Company policy and pending provisions of the Dodd-Frank Act govern the process for reimbursement by executive officers of certain bonus or other incentive-based or equity-based compensation received following public disclosure of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements. In addition, our 2007 Omnibus Long-Term Compensation Plan requires reimbursement of certain amounts from awards following public disclosure of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement as a result of misconduct if the award recipient knowingly or grossly negligently engaged in or failed to prevent the misconduct. Company officers and directors are prohibited from use of derivative financial instruments to hedge or mitigate their exposure to changes in the market price of Eastman common stock.

Compensation Tables

The following Summary Compensation Table sets forth information concerning compensation of the individuals serving as Eastman’s Chief Executive Officer and Chief Financial Officer during 2010 and of the Company’s three other most highly compensated executive officers for the year ended December 31, 2010.

Summary Compensation Table

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position (2010)	Year	($)	($)	($)(1)(2)	($)(1)	($)(3)	($)(4)	($)(5)	($)

James P. Rogers(6)	2010	$995,615	0	$4,010,040	$1,572,864	$2,000,000	$299,892	$99,781	$8,978,192
Chief Executive	2009	799,183	0	485,209	1,110,568	1,000,000	157,724	113,170	3,665,854
Officer	2008	594,615	0	2,371,351	204,926	400,000	139,644	69,183	3,779,719

Curtis E. Espeland	2010	452,923	0	1,109,160	410,692	690,000	132,791	41,146	2,836,712
Senior Vice President	2009	410,288	0	1,339,156	308,025	370,000	50,366	50,488	2,528,283
and Chief Financial	2008	331,731	0	269,155	178,210	200,000	41,873	33,989	1,054,958
Officer

Mark J. Costa	2010	518,639	0	1,023,840	454,383	784,500	54,077	47,011	2,882,450
Executive Vice	2009	444,077	0	367,109	288,119	380,000	36,397	132,018	1,647,720
President, Specialty	2008	455,962	0	1,293,758	154,637	235,000	25,411	129,094	2,293,862
Polymers, Coatings
and Adhesives
and Chief Marketing
Officer

Ronald C. Lindsay	2010	470,615	0	1,023,840	454,383	712,500	234,103	40,281	2,935,722
Executive Vice	2009	421,164	0	271,829	288,119	335,000	123,242	43,259	1,482,613
President,	2008	—	—	—	—	—	—	—	—
Performance Polymers and Chemical
Intermediates

Theresa K. Lee	2010	456,381	0	742,284	279,620	596,700	184,366	39,312	2,298,663
Senior Vice President,	2009	424,769	0	295,049	205,874	330,000	159,388	45,359	1,460,439
Chief Legal	2008	433,269	0	604,758	124,464	225,000	135,656	56,298	1,579,445
Officer and Corporate Secretary

(1)	Grant date fair value of awards of performance shares and restricted stock units (reported in the “Stock Awards” column) and options (reported in the “Option Awards” column) made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 21 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2010 mailed and delivered electronically with this proxy statement for description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718. For more information about stock and option awards, see “Grants of Plan-Based Awards”, “Outstanding Equity Awards at Year-End”, and “Option Exercises and Stock Vested” tables.

(2)	Contingent stock awards (“performance shares” and “restricted stock units”) with future payment subject to satisfaction of continued employment for specified time periods and the achievement of specified performance-based conditions. Performance share awards were made for performance periods January 1, 2008 and ending December 31, 2010, beginning January 1, 2009 and ending December 31, 2011, and beginning January 1, 2010 and ending December 31, 2012, respectively. Restricted stock units were awarded on December 4, 2008 for performance and continued employment periods ending December 31, 2012 and on December 2, 2009 for performance and continued employment period ending December 2, 2013. The potential maximum grant date value of the performance share awards assuming the highest level of performance conditions, computed in accordance with FASB ASC Topic 718, were: Mr. Rogers (2008 - $2,980,017, 2009 - $1,455,491, 2010 - $12,030,120); Mr. Espeland (2008 - $807,456, 2009 - $1,266,950, 2010 - $3,327,480); Mr. Costa (2008 - $1,814,253, 2009 - $1,101,225, 2010 - $3,071,520); Mr. Lindsay (2009 - $815,411, 2010 - $3,071,520); and Ms. Lee (2008 - $1,814,253, 2009 - $885,063, 2010 - $2,226,852).

(3)	Cash payments made in the following year for performance in the year indicated under the Unit Performance Plan. As described in the “Compensation Discussion and Analysis” preceding these tables and in the “Grants of Plan-Based Awards” table, the UPP is the Company’s annual variable cash pay program under which a portion of the total annual compensation of executive officers is dependent upon corporate, organizational, and individual performance.

(4)	“Change in Pension Value” is the aggregate change in actuarial present value of the executive officer’s accumulated benefit under all defined benefit and actuarial retirement plans (including supplemental plans) accrued during the year. These plans are the Company’s tax-qualified defined benefit pension plan (the Eastman Retirement Assistance Plan, or “ERAP”) and unfunded, nonqualified retirement plans supplemental to the ERAP and providing benefits in excess of those allowed under the ERAP (the Eastman Unfunded Retirement Income Plan, or “URIP”, and the Eastman Excess Retirement Income Plan, or “ERIP”). The aggregate increase in actuarial value of the pension plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for 2010, 2009 and 2008, respectively. The actuarial present value calculations are based on the IRS 2013 Prescribed 417(e)(3) Unisex table, and assume individual compensation and service through December 31, 2010, December 31, 2009, and December 31, 2008, respectively, with benefit commencement at the normal retirement age of 65. Benefits are discounted using a 5.26% discount rate for the 2010 calculation, a 5.72% discount rate for the 2009 calculation, and a 6.08% discount rate for the 2008 calculation. See the “Pension Benefits” table for additional information about the named executive officers’ pension benefits.

“Nonqualified Deferred Compensation Earnings” refers to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans. The Company maintains the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers can defer compensation until retirement or termination from the Company. For 2010, 2009, and 2008, there were no preferential or above-market earnings on amounts in individual EDCP stock accounts (defined as appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on common stock) or on individual EDCP interest accounts (defined as interest on amounts deferred at a rate exceeding 120% of the federal long term rate). See the “Nonqualified Deferred Compensation” table for additional information about the named executive officers’ EDCP accounts.

(5)	The items of “All Other Compensation” reported for the named executive officers for 2010 are identified and quantified below:

•	Annual Company contributions to defined contribution plans. The amounts reported for 2010 are annual Company contributions to the accounts of Messrs. Rogers ($99,781), Espeland ($41,146), and Lindsay ($40,281), and Ms. Lee ($39,312) in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP, and to Mr. Costa ($44,932) in the Eastman Stock Ownership Plan (“ESOP”) and EDCP. Contributions to the Eastman Investment Plan or ESOP equaled $12,250 for each named executive, with the remaining Company contributions to their EDCP accounts. See the “Nonqualified Deferred Compensation” table for additional information about Company contributions into the named executive officers’ EDCP accounts. Annual Company contributions were based upon actual compensation paid during the calendar year.

•	Amount reimbursed for the payment of taxes. Consists of $2,079 tax reimbursement to Mr. Costa, payable under his employment agreement (entered into prior to the elimination in 2009 of executive tax gross-up payments) for imputed income for payment of Mr. Costa’s relocation costs for storage of personal items.

•	Perquisites and other personal benefits. Perquisites and other personal benefits to the named executive officers (described in “Compensation Discussion and Analysis — Executive Perquisites and Personal Benefits”) are not reported for 2010 since the total incremental cost to the Company per individual was less than $10,000.

(6)	Mr. Rogers became President and Chief Executive Officer effective May 7, 2009 and Chairman and Chief Executive Officer effective January 1, 2011, and previously served as President and Chemicals & Fibers Business Group Head.

The following table sets forth certain information regarding grants in 2010 to the individuals named in the Summary Compensation Table of non-equity incentive awards, equity incentive awards, and all other non-incentive stock and option awards.

2010 Grants of Plan-Based Awards

									All Other	All Other
									Stock	Option		Grant
						Estimated Future			Awards:	Awards:	Exercise or	Date Fair
						Payouts Under Equity			Number of	Number of	Base Price	Value of
			Estimated Future Payouts Under			Incentive			Shares of	Securities	of Option	Stock and
	Approval	Grant	Non-Equity Incentive Plan Awards(3)			Plan Awards(4)			Stock or	Underlying	Awards	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/Share)	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	(6)	(7)

J. P. Rogers		1/1/2010	$500,000	$1,000,000	$2,000,000

	9/30/2009	1/1/2010				18,800	47,000	141,000				$4,010,040

	10/6/2010	11/2/2010								90,000	$79.68	1,572,864

C. E. Espeland		1/1/2010	$172,500	$345,000	$690,000

	9/30/2009	1/1/2010				5,200	13,000	39,000				1,109,160

	10/6/2010	11/2/2010								23,500	79.68	410,692

M. J. Costa		1/1/2010	$196,125	$392,250	$784,500

	9/30/2009	1/1/2010				4,800	12,000	36,000				1,023,840

	10/6/2010	11/2/2010								26,000	79.68	454,383

R. C. Lindsay		1/1/2010	$178,125	$356,250	$712,500

	9/30/2009	1/1/2010				4,800	12,000	36,000				1,023,840

	10/6/2010	11/2/2010								26,000	79.68	454,383

T. K. Lee		1/1/2010	$149,175	$298,350	$596,700

	9/30/2009	1/1/2010				3,480	8,700	26,100				742,284

	10/6/2010	11/2/2010								16,000	79.68	279,620

(1)	The Compensation Committee approved stock option grants to executive officers and other eligible managers in October 2010, and approved performance share awards for executive officers and other eligible officers for the 2010-2012 performance period in September 2009.

(2)	For stock options, the effective grant date was the third business day after public release of the Company’s third quarter 2010 financial results. Performance share awards for 2010-2012 were effective as of the beginning of the performance period on January 1, 2010.

(3)	Estimated future payouts under the UPP. The “Threshold” column reflects the payout level if performance is at minimum of 70% of target levels. The “Target” column reflects the payout level if performance is at 100% of target levels. The “Maximum” column reflects the payout level if performance is at 130% of target levels for specified above-goal performance. See the “Summary Compensation Table” for actual payout under the UPP for 2010 and “Compensation Discussion and Analysis” for a more complete description of the UPP and how the payouts are determined.

(4)	Estimated future shares awarded at threshold, target, and maximum levels for performance shares for the 2010-2012 performance period, assuming performance conditions are satisfied. See also “Compensation Discussion and Analysis” for a more complete description of how performance share payouts are determined, “Outstanding Equity Awards at Year-End” table, and “Termination and Change-in-Control Arrangements”.

(5)	Non-incentive based stock options granted during 2010. Options granted in 2010 have an exercise price equal to the closing price on the New York Stock Exchange of the underlying common stock as of the date of grant. The stock options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” Stock options generally expire ten years from the date of grant. Upon termination by reason of death, disability, or retirement, the stock options remain exercisable for the lesser of five years following the date of termination or the expiration date. If an employee resigns, the stock options remain exercisable for the lesser of ninety days or the expiration date. Stock options not previously exercised are canceled and forfeited upon termination for cause. See “Summary Compensation Table”, “Outstanding Equity Awards at Year-End” and “Option Exercises and Stock Vested” tables, and “Termination and Change-in-Control Arrangements”.

(6)	Per-share exercise price of stock options granted in 2010. The exercise price is the closing price of Eastman common stock on the New York Stock Exchange on the grant date.

(7)	Grant date fair value of all outstanding stock-based awards, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation).

The following table sets forth information regarding outstanding option and stock awards as of December 31, 2010 held by individuals named in the Summary Compensation Table.

Outstanding Equity Awards at 2010 Year-End

	Option Awards						Stock Awards
										Equity Incentive
									Equity Incentive	Plan Awards:
	Number of	Number of		Equity Incentive				Market Value	Plan Awards:	Market or
	Securities	Securities		Plan Awards:			Number of	of Shares	Number of	Payout Value
	Underlying	Underlying		Number of			Shares or	or Units	Unearned	of Unearned
	Unexercised	Unexercised		Securities			Units of	of Stock	Shares, Units	Shares, Units
	Options	Options		Underlying	Option	Option	Stock That	That Have	or Other Rights	or Other Rights
	(#)	(#)		Unearned	Exercise	Expiration	Have Not	Not Vested	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Options (#)	Price ($)	Date	Vested (#)	($)(1)	Vested (#)(2)	Vested ($)(3)

J. P. Rogers	8,000				$43.66	04/01/14
	16,000				46.98	11/01/14
	14,755 (4)				52.66	04/03/13
	33,000				53.51	10/31/15
	40,000				60.92	10/30/16
	31,500				66.15	10/29/17
	21,733	10,867	(5)		36.60	10/27/18
	35,333	70,667	(6)		55.63	10/26/19
		90,000	(7)		79.68	11/1/20
							50,000 (8)	$4,204,000
									59,120	$4,970,810
C. E. Espeland	4,000				53.51	10/31/15
	12,000				60.92	10/30/16
	8,550				66.15	10/29/17
	18,900	9,450	(5)		36.60	10/27/18
	9,800	19,600	(6)		55.63	10/26/19
		23,500	(7)		79.68	11/1/20
							15,000 (9)	1,261,200
									23,550	1,980,084
M. J. Costa	65,000				56.52	05/31/16
	28,000				60.92	10/30/16
	19,200				66.15	10/29/17
	16,400	8,200	(5)		36.60	10/27/18
	9,166	18,334	(6)		55.63	10/26/19
		26,000	(7)		79.68	11/1/20
							25,000 (8)	2,102,000
									21,170	1,779,974
R. C. Lindsay	834				43.66	04/01/14
	5,100				46.98	11/01/14
	15,000				53.51	10/31/15
	20,000				60.92	10/30/16
	13,900				66.15	10/29/17
	12,200	6,100	(5)		36.60	10/27/18
	9,166	18,334	(6)		55.63	10/26/19
		26,000	(7)		79.68	11/1/20
							25,000 (8)	2,102,000
									18,790	1,579,863
T. K. Lee	28,000				60.92	10/30/16
	19,200				66.15	10/29/17
	13,200	6,600	(5)		36.60	10/27/18
	6,550	13,100	(6)		55.63	10/26/19
		16,000	(7)		79.68	11/1/20
									16,070	1,351,166

(1)	Market value of shares of common stock payable under restricted stock units, based on the per share closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2010.

(2)	Number of shares of common stock to be paid under outstanding performance shares, assuming achievement of target performance goals for 2009-2011 and 2010-2012 performance periods. See “Compensation Discussion and Analysis” for more complete description of how performances share payouts are determined. If earned, the awards will be paid after the end of the performance period in unrestricted shares of Eastman common stock (subject to proration if the executive’s employment is terminated during the performance period because of retirement, death, or disability, and to cancellation in the event of resignation or termination for cause).

(3)	Value of shares of common stock to be paid under outstanding performance shares, assuming achievement of target performance goals for 2009-2011 and 2010-2012 performance periods and assuming a market value equal to the closing price of the Company’s common stock on the New York Stock Exchange as of December 31, 2010.

(4)	“Reload” stock options to purchase a number of shares equal to the number of shares of Eastman common stock surrendered in payment of the exercise price of previously granted stock options. Option exercise price is based upon the market price of underlying common stock on the date of exercise of the underlying option grant. Reload options are exercisable at grant and expire as of the date of the original underlying option grant. Stock options granted after 2003 do not include a “reload” feature, and no additional options will be granted upon exercise of those options.

(5)	Option becomes exercisable on October 28, 2011.

(6)	Option becomes exercisable as to one-half of the shares on October 27, 2011 and as to the remaining shares on October 27, 2012.

(7)	Option becomes exercisable as to one-third of the shares on each of November 2, 2011, November 2, 2012, and November 2, 2013.

(8)	Restricted stock units, representing the right to receive the same number of unrestricted shares of common stock on December 31, 2012 (or in the case of 25,000 of Mr. Rogers’ restricted stock units, prior to December 31, 2012 but in no event before December 31, 2011), subject to continued employment (other than termination by reason of death or disability) and, in the case of 25,000 of Mr. Rogers’ restricted stock units, satisfactory performance in the area of management and leadership development, including the development of internal candidates for senior leadership positions.

(9)	Restricted stock units, representing the right to receive the same number of unrestricted shares of common stock on December 2, 2013, subject to continued employment (other than termination by reason of death or disability).

The following table summarizes aggregate values realized upon exercise of options and payout of stock under performance shares for the individuals named in the Summary Compensation Table for 2010.

2010 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
	Number of		Number of
	Shares Acquired		Shares Acquired
	on Exercise	Value Realized	on Vesting	Value Realized
Name	(#)	on Exercise($)	(#)	on Vesting($)

J. P. Rogers	67,344	$1,100,175	25,982	$2,478,943
C. E. Espeland	0	0	7,040	671,686
M. J. Costa	0	0	15,818	1,509,195
R. C. Lindsay	2,200	75,404	11,440	1,091,490
T. K. Lee	48,171	1,084,017	15,818	1,509,195

(1)	Represents number of shares and aggregate value realized upon exercise of options during 2010.

(2)	Represents the number of shares received upon payout under 2008-2010 performance shares, and the aggregate value of such shares of common stock based upon the per share closing price of the common stock on the New York Stock Exchange on the payout date.

The following table summarizes the portion of post-employment benefits payable to the individuals named in the Summary Compensation Table from Company pension arrangements as of December 31, 2010.

Pension Benefits

		Number of	Present Value	Payments During
	Plan Name	Years of Credited	of Accumulated	Last
Name	(1)(2)	Service (#)	Benefit ($)(3)	Year($)

J. P. Rogers	ERAP	11	$174,716	$0
	ERIP/URIP	11	1,071,656	0
C. E. Espeland	ERAP	15	131,582	0
	ERIP/URIP	15	221,984	0
M. J. Costa	ERAP	5	34,405	0
	ERIP/URIP	5	101,075	0
R. C. Lindsay	ERAP	31	416,369	0
	ERIP/URIP	31	448,527	0
T. K. Lee	ERAP	23	471,235	0
	ERIP/URIP	23	754,277	0

(1)	The Eastman Retirement Assistance Plan (“ERAP”) is a tax-qualified, non-contributory defined benefit pension plan for essentially all active U.S. employees, other than employees of certain subsidiaries and some employees covered by collective bargaining agreements. A participant’s total ERAP benefit consists of his or her “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below:

Pre-2000 Benefit. Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. A participant is eligible for an unreduced Pre-2000 Benefit when such participant’s aggregate age plus years of eligible service totals 85, or at age 65. At retirement, the actuarial present value of the future annual Pre-2000 Benefit payments may at the election of the participant be paid in a lump sum. Benefits earned during 1998 and 1999, upon the election of the participant, may be payable over five years. The Pre-2000 Benefits payable upon retirement are based upon the participant’s years of service with the Company and “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the named executive officers consists of salary, bonus, and non-equity incentive plan compensation, including an allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays. To the extent that any participant’s annual Pre-2000 Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

Pension Equity Benefit. Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the pension equity formula, beginning January 1, 2000, a participant earns a certain percentage of final average earnings each year based upon age and total service with the Company. When a participant terminates employment, he or she is entitled to a pension amount, payable over five years. The amount may also be converted to various forms of annuities. To the extent that any participant’s Pension Equity Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

(2)	The Company maintains two unfunded, nonqualified plans, the Unfunded Retirement Income Plan (“URIP”) and the Excess Retirement Income Plan (“ERIP”). The ERIP and the URIP will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of restrictions under the Internal Revenue Code of 1986, as amended, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted under the ERAP. As to accruals after December 31, 2004, in order to comply with Section 409A of the Internal Revenue Code, it may be necessary to delay commencement of payment until six months after the participant’s separation from service with the Company. The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the ERIP and URIP. See “Termination and Change-in-Control Arrangements — Benefit Security Trust.”

(3)	Actuarial present value of the accumulated benefit, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2010. The actuarial present value calculation is based on the IRS 2013 Prescribed 417(e)(3)-Unisex post-retirement mortality tables, and assumes individual compensation and service through December 31, 2010, with benefit commencement at normal retirement age of 65. Benefits are discounted using a 5.26% discount rate.

The following table is a summary of participation by the individuals named in the Summary Compensation Table in the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers and other management-level employees can defer compensation until retirement or termination from the Company. Annual base and incentive cash compensation, stock and stock-based awards which are payable in cash and allowed to be deferred, and cash signing, retention, or special recognition bonuses, may be deferred into the EDCP. Compensation deferred into the EDCP is credited at the election of the employee to individual interest accounts or stock accounts. Amounts deferred into interest accounts are credited with interest at the prime rate until transfer or distribution, and amounts deferred into stock accounts increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on the common stock, each stock account receives a dividend equivalent which is used to hypothetically “purchase” additional shares. Upon retirement or termination of employment, the value of a participant’s EDCP account is paid, in cash, in a single lump sum or in up to ten annual installments as elected in advance by the participant.

The EDCP provides for early withdrawal by a participant of amounts in his or her EDCP account in certain limited circumstances. The EDCP also provides that a participant may withdraw amounts deferred prior to January 1, 2005 at any time, provided that the participant forfeit 10% of his or her balances in the EDCP and not be permitted to participate in the EDCP for a period of 36 months from the date of the early withdrawal payment. In addition, if, within any six month period, either 50% or more of the EDCP participants with amounts deferred prior to January 1, 2005 elect early withdrawal from the EDCP or 20% or more of the EDCP participants with amounts deferred prior to January 1, 2005 with aggregate account balances valued at 50% or more of the total value of all EDCP accounts elect such early withdrawal, then all amounts, without any forfeiture, deferred by all participants prior to January 1, 2005 will be distributed in a single lump sum.

All amounts in the following table have been previously earned by the named executives and reported by the Company in this proxy statement and in annual meeting proxy statements for previous years, and are not new or additional compensation to the named executives.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate
	in Last	in Last	in Last	Withdrawals/	Balance at
	Year	Year	Year	Distributions	Last
Name	($)	($)(1)	($)(2)	($)(3)	Year-End($)(4)

J. P. Rogers	$0	$87,531	$5,905,192	$20,559,868	$825,632
C. E. Espeland	0	28,896	100,318	9,063	517,749
M. J. Costa	0	32,682	2,139	0	70,479
R. C. Lindsay	0	28,031	144,392	181,608	400,200
T. K. Lee	0	27,062	43,160	1,228,618	194,280

(1)	Annual Company contributions were made to the accounts of Messrs. Rogers, Espeland, and Lindsay, and Ms. Lee in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP, and to Mr. Costa in the Eastman ESOP and EDCP. Amounts shown are the amounts before provision for certain taxes contributed into the EDCP and represent amounts that could not be contributed into the 401(k) retirement plan or ESOP accounts of the individuals due to Internal Revenue Code restrictions. The total amount of the contributions for each named executive officer in the Eastman Investment Plan, the ESOP, and the EDCP was five percent of his or her 2010 earnings. These contributions are included in the “Summary Compensation Table” in the “All Other Compensation” column.

(2)	Aggregate amounts credited to participant accounts during 2010. No earnings on deferred amounts are included in the “Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because there were no preferential or above-market earnings on individual stock accounts or interest accounts. Quarterly dividend equivalents of $0.44 per hypothetical share for the first three quarters and of $0.47 per hypothetical share for the fourth quarter of 2010 were credited to amounts in individual stock accounts, and the prime rate of interest credited to amounts in individual interest accounts was 3.5%, during 2010.

(3)	Mandated early distributions from the EDCP in accordance with the terms of the EDCP as a result of elections in 2010 by the requisite holders of certain EDCP accounts for early distributions, which resulted in mandated distributions to all EDCP participants.

(4)	Balance in individual EDCP accounts as of December 31, 2010. The portions of the balances from annual Company contributions after provision for certain taxes ($263,159 for Mr. Rogers, $61,930 for Mr. Espeland, $65,993 for Mr. Costa, $71,167 for Mr. Lindsay and $128,251 for Ms. Lee) were reported as “All Other Compensation” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for previous years; the portions of the balances from deferred salary ($78,000 for Mr. Espeland and $52,000 for Ms. Lee) were included in the amounts reported as “Salary” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for previous years; the portions of the balances from deferred annual incentive compensation and bonuses ($146,575 for Mr. Rogers) were included in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for 2010, 2009, 2008, and 2007 and in the amounts reported as “Bonus” in the Summary Compensation Table in the annual meeting proxy statements for previous years; the portions of the balances from deferred stock-based awards ($251,752 for Mr. Espeland and $216,611 for Mr. Lindsay) are not reported in the Summary Compensation Table in this proxy statement and in the annual meeting proxy statements for 2010, 2009, 2008, and 2007 and were reported as “Long-Term Incentive Plan Payouts” in the Summary Compensation Table in the annual meeting proxy statements for previous years. The portions of the balances from earnings on deferred amounts were not reported in the “Summary Compensation Table” in this proxy statement or in the annual meeting proxy statements for previous years because there were no preferential or above-market earnings on individual EDCP stock accounts or interest accounts. Amounts in the “Registrant Contributions for Last Fiscal Year” column were paid in February 2011, and are not included in the aggregate balance as of December 31, 2010.

Termination and Change-in-Control Arrangements

The Company’s Change in Control Agreements with certain executive officers, including the individuals named in the Summary Compensation Table, and the Omnibus Long-Term Compensation Plans, provide for compensation and benefits in certain circumstances upon or following termination of the executive or a change in control of the Company. In addition, Mr. Costa’s employment agreement also includes certain additional termination arrangements. Circumstances that trigger compensation or provision of benefits related to termination or change in control, how such compensation and benefits are determined, and conditions or obligations applicable to the receipt of payments and benefits are described below.

Change in Control Agreements.  For the reasons described in the Compensation Discussion and Analysis, the Company has entered into Change in Control Agreements with the individuals named in the Summary Compensation Table and certain other executive officers of the Company. The Agreements provide for specified compensation and benefits following a “change in control” of the Company. A “change in control” is generally defined in the Agreements to include the following, subject to certain exceptions: (i) the acquisition by a person of 35% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 50% of the resulting corporation’s voting stock, no person will own 35% or more of the resulting corporation’s voting stock, and the incumbent Board members will continue to constitute at least a majority of the Board of the resulting corporation; or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Pursuant to the Agreements, in the event that a change in control of the Company occurs during the “change in control period,” the Company agrees to continue to employ the executive for a period of two years after the occurrence of such change in control (the “Employment Period”). The “change in control period” means the period commencing on December 1, 2010, and ending two years after such date; provided that on each anniversary of the Agreements, the “change in control” period is automatically extended so as to terminate two years after such anniversary, unless the Company provides timely notice to the executive that it will not extend the period.

During the Employment Period, the executive would be entitled to (i) an annual base salary at a rate at least equal to the base salary in effect on the date of the change in control; (ii) an annual bonus at least equal to the executive’s target bonus opportunity for the last full fiscal year prior to the change in control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit, and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120-day period preceding the change in control.

The Agreements also specify the payments and benefits to which an executive would be entitled upon a termination of employment during the Employment Period for specified reasons, including death, retirement, disability, termination by the Company with or without cause, and termination by the executive for or without good reason (as such terms are defined in the Agreement).

If an executive’s employment were to be terminated by the Company for any reason other than for cause or disability, or by the executive for good reason, during the Employment Period, the Company would be required to:

(i) pay to the executive a lump sum cash payment equal to his or her “accrued obligations” (unpaid base salary through the date of termination, a prorated target bonus for the year of termination, and any accrued vacation pay),

(ii) pay to the executive a lump sum severance payment equal to three-times (in the case of the CEO) or two-times (in the case of the other executives) the sum of his or her then-current annual base salary plus the amount of his or her target annual bonus for the year in which the termination occurs,

(iii) continue to provide all health and welfare benefits to the executive and his or her eligible dependents, subject to certain limitations, for 18 months following termination,

(iv) accelerate the vesting of the executive’s unvested benefits under the Company’s retirement plans, and pay to the executive a lump sum cash payment equal to the value of such unvested benefits, and

(v) pay or provide to the executive any other amounts or benefits to which he or she was entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

Upon the termination of an executive’s employment by reason of death, disability, or retirement, or upon a termination by the Company for cause or by the executive without good reason, the Agreement would terminate without further obligation of the Company other than the payment of base salary through the date of termination and any other amounts or benefits to which the executive was entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

The Agreements require that the executive not disclose any confidential information of the Company following termination of employment, and provide that the Company will reimburse the executive on a then-current basis for reasonable fees and expenses in seeking to enforce the Agreement (subject to repayment if his or her claims are determined to be frivolous or in bad faith).

Omnibus Long-Term Compensation Plans.  The Company’s 2007 Omnibus Long-Term Compensation Plan (like its predecessor 1997 and 2002 Omnibus Long-Term Compensation Plans, collectively referred to as the “Omnibus Plans”) provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “awards”).

The Omnibus Plans contain provisions regarding the treatment of awards in the event of a “change in ownership” (as defined, generally involving circumstances in which the Company’s common stock is no longer publicly traded) and of a “change in control” (as defined, generally involving circumstances in which the Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change in control, the rules described below will apply to awards granted under the Omnibus Plans.

However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change in control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to awards (in which case such consequences would not occur) or to alter the way in which awards are treated from the consequences outlined in the Omnibus Plans.

If a change in ownership occurs (and the Compensation Committee has not exercised its discretion described above) during the term of one or more performance periods for outstanding performance shares, the performance period will immediately terminate and, unless the Committee has already determined actual performance for such period, it will be assumed that the performance objectives have been attained at a level of 100%. Participants will be considered to have earned a prorated share of the awards for such performance period. In addition, upon a change in ownership, all outstanding awards will be valued and cashed out on the basis of the change in ownership price.

In the event of a change in control (assuming the Compensation Committee has not exercised its discretion described above), if a participant’s employment terminates within two years following the change in control, unless such termination is due to death, disability, cause, resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised awards will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid awards will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment with respect to all of such participant’s awards.

In order to comply with Section 409A of the Internal Revenue Code, it may be necessary for the Company to delay payments until six months following the officer’s separation from service with the Company.

Mark J. Costa Employment Agreement.  The Employment Agreement with Mr. Costa includes certain termination arrangements in addition to those of the standard Change in Control Agreements. If Mr. Costa’s employment is terminated without “cause” or if he resigns for “good reason”, other than in circumstances covered by the Change in Control Agreements:

(i) he would receive a lump-sum cash payment equal to the sum of:

(a) all accrued and unused vacation pay through the date of termination;

(b) an amount equal to one year of base annual salary; and

(c) an amount equal to 100% of his target annual incentive pay for the year in which his employment terminates;

(ii) his unvested stock options would immediately vest and become exercisable and remain exercisable for the lesser of five years following the date of termination or the expiration date of the options;

(iii) all restrictions on transfer of issued shares of common stock would lapse; and

(iv) Eastman would issue to Mr. Costa shares of common stock underlying outstanding performance shares on a pro rata basis as if all performance objectives had been met at a level of 100%.

“Cause” is defined in the Employment Agreement as material breach by Mr. Costa of any provision of the Employment Agreement or of Eastman codes of conduct or ethics, conviction of a criminal act, or conduct that is grossly inappropriate or insubordinate and demonstrably likely to lead to material injury to Eastman. “Good reason” is defined in the Employment Agreement as assignment of duties materially inconsistent with Mr. Costa’s executive position when he was hired, reduction in base salary or target annual or long-term incentive pay, or failure by Eastman to comply with the provisions of the Employment Agreement.

Benefit Security Trust.  The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Change in Control Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change in control” or a “potential change in control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.

A “change in control” for purposes of the Rabbi Trust is generally defined to include the following, subject to certain exceptions: (i) the acquisition by a person (other than the Company, certain affiliated entities, or certain institutional investors) of 19% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or (iv) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change in control” will generally be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control; (ii) any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change in control; or (iii) any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.

The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

Potential Payments Under Termination and Change-in-Control Arrangements

The following table shows, for each of the named executive officers, the payments and benefits that would have been provided under the Change in Control Agreements if the executive had been terminated without cause or had resigned for good reason on December 31, 2010 following a change in control.

	Amount of Payment
	J. P.	C. E.	M. J.	R. C.	T. K.
	Rogers	Espeland	Costa	Lindsay	Lee
Form of Payment	($)	($)	($)	($)	($)

Cash severance(1)	$6,000,000	$1,610,000	$1,830,500	$1,662,500	$1,514,700
Value of unvested stock-based awards at target(2)	11,796,945	5,045,283	5,804,753	5,093,644	3,038,143
Health and welfare continuation(3)	17,771	17,771	17,771	17,771	17,771

Total Payments	$17,814,716	$6,673,054	$7,653,024	$6,773,915	$4,570,614

(1)	Lump sum cash severance under Change in Control Agreement equal to three times the sum of annual base pay and the target Unit Performance Plan payout for Mr. Rogers and two times the sum of annual base pay and the target Unit Performance Plan payout for the other named executives.

(2)	Value of unvested awards at target, which vest and are paid out under the Omnibus Plans at termination following a change in control (or earlier upon a change in control that is a change in ownership as shown in the next table below, in which case the payment would not also be received upon a subsequent termination without cause or resignation for good reason). Awards are valued as of year-end 2010 based upon the closing price of Eastman common stock on the New York Stock Exchange on December 31, 2010.

(3)	Value of continuation of health and welfare benefits for 18 months following termination under Change in Control Agreement.

The following table shows, for each of the named executive officers, the payment that would have been provided under the Omnibus Plans if there had been a change in ownership of the Company on December 31, 2010.

Amount of payment
	J. P.	C. E.	M. J.	R. C.	T. K.
	Rogers	Espeland	Costa	Lindsay	Lee
Form of Payment	($)	($)	($)	($)	($)

Value of unvested stock-based awards at target(1)	$11,796,945	$5,045,283	$5,804,753	$5,093,644	$3,038,143

(1)	Value of unvested awards at target which vest and are paid out under the Omnibus Plans following a change in ownership of the Company. Awards are valued as of year-end 2010 based upon the closing price of Eastman common stock on the New York Stock Exchange on December 31, 2010.

The following table shows the payments that would have been provided to Mr. Costa under his Employment Agreement if he had been terminated without cause or had resigned for good reason other than in circumstances covered by the Change in Control Agreement on December 31, 2010.

Amount of
Payment
to M. J. Costa
Form of Payment	($)

Cash severance	$955,480
Value of unvested stock-based awards at target	5,804,753

Total Payments	$6,760,233

In addition to the payments described above, the executive officers would also receive the following payments for amounts already earned or vested as the result of participation in compensation or benefit plans on the same basis as other Company employees:

•	value of outstanding vested stock-based awards (see the “Outstanding Equity Awards at Year-End” table),

•	earned Unit Performance Plan payout (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards” table),

•	earned Company contribution to vested and unvested defined contribution plans (see “All Other Compensation” column in the “Summary Compensation Table”),

•	account balance in the Eastman Investment Plan, a 401(k) retirement plan, and the ESOP,

•	account balance in the Executive Deferred Compensation Plan (see “Aggregate Balance at Last Fiscal Year-End” column in the “Nonqualified Deferred Compensation” table), and

•	lump sum present value of pension under the Company’s qualified and non-qualified pension arrangements (see “Present Value of Accumulated Benefit” column in the “Pension Benefits” table).

ITEM 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP to serve as independent auditors for the year ending December 31, 2011.

PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the years ended December 31, 2010 and 2009, and has billed the Company the following amounts for fees and related expenses for professional services rendered during 2010 and 2009:

Audit Fees:  $4.9 million, in the aggregate, for the year ended December 31, 2010 and $4.8 million, in the aggregate, for the year ended December 31, 2009 for professional services rendered for the audits of the consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit-Related Fees:  $72,000, in the aggregate, for the year ended December 31, 2010 and $110,700, in the aggregate, for the year ended December 31, 2009 for assurance and related services, including employee benefit plan audits, other audit procedures, and consultations concerning financial accounting and reporting standards. In addition, various employee benefit plans were billed for fees and related expenses of $203,000 for 2010 and $203,000 for 2009 for audits of their plan financial statements by PricewaterhouseCoopers LLP.

Tax Fees:  $1.2 million, in the aggregate, for the year ended December 31, 2010 and $1.1 million, in the aggregate, for the year ended December 31, 2009 for services related to tax compliance, including expatriate tax services and preparation of tax returns and claims for refunds, tax planning and tax advice, assistance with respect to tax audits, and requests for rulings for technical advice from tax authorities.

All Other Fees:  $17,750, in the aggregate, for the year ended December 31, 2010 and $12,375, in the aggregate, for the year ended December 31, 2009 for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” for 2010 and 2009 were for services related to technology access and conference fees.

All audit and non-audit services provided to the Company by the independent auditors are pre-approved by the Audit Committee or in certain instances by the Chair of the Audit Committee pursuant to delegated authority. At the beginning of each year, the Audit Committee reviews and approves all known audit and non-audit services and fees to be provided by and paid to the independent auditors. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee are approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority. In addition, during the year the Chief Financial Officer and the Audit Committee monitor actual fees to the independent auditors for audit and non-audit services.

The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

ITEM 5 — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
DECLASSIFY THE BOARD OF DIRECTORS

The Company’s Certificate of Incorporation currently provides for a classified board structure — where the Board of Directors is divided into three classes and directors are elected to staggered three-year terms with members of one of the three classes elected each year. The Company is committed to sound corporate governance practices and is mindful of the approval at our 2010 Annual Meeting of Stockholders by the holders of a majority of shares outstanding of a nonbinding stockholder proposal that requested that the Board of Directors take the necessary steps to declassify the Board and elect each director annually. A similar stockholder proposal was presented at our 2008 Annual Meeting and received the support of the holders of a majority of the votes cast, although less than a majority of shares outstanding.

Management and the Board continue to believe that the classified board structure has helped to provide continuity and stability in corporate governance and leadership and contributed to the Board of Directors’ focus on the long-term productivity and strategy of the Company. Following careful consideration of the implications of the stockholder proposals submitted at the 2008 and 2010 Annual Meetings, however, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that it is appropriate to propose amendments to the Company’s Certificate of Incorporation that would eliminate the classified structure of our Board over a three-year period. The phasing in of annual elections of directors over a three-year period is designed so that directors who were elected prior to the Board’s declassification will complete the terms to which they were elected, ensuring a smooth transition to annual elections of all of our directors.

If this proposal is approved by stockholders, the Company’s Certificate of Incorporation will be amended to provide that, beginning with the 2012 Annual Meeting, all director nominees then-standing for election would be elected to serve for a one-year term. As a result, beginning with the election of directors at the 2013 Annual Meeting, a majority of the Board would stand for election annually, and beginning with the election of directors at the 2014 Annual Meeting (when the term of office of the final class of directors elected to a three-year term would have expired), all directors nominees would be elected for one-year terms. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position. In addition, as required by Delaware law, the Certificate of Incorporation will be amended to provide that directors elected to one-year terms may be removed from office with or without cause by holders of a majority of outstanding shares.

The Company’s Bylaws also currently provide for a classified board structure. Subject to the approval of this proposal by stockholders, the Board has approved amendments to the Bylaws, and conforming amendments to the Corporate Governance Guidelines and the Charter of the Nominating and Corporate Governance Committee, to reflect the timing and implementation of Board declassification, as well as certain related matters. The Bylaw amendments include elimination of the current director term limit provision, and revisions to the director age limit provision to allow the Board to grant more than one annual extension and to eliminate the requirement that amendments be approved by unanimous vote of all directors.

The text of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws, each marked to show the proposed changes, are attached as Appendix A to this proxy statement. If approved by stockholders, the proposed amendments to the Certificate of Incorporation, and related amendments to the Bylaws, the Corporate Governance Guidelines, and the Charter of the Nominating and Corporate Governance Committee, will become effective upon filing of a certificate of amendment with the Secretary of State of Delaware. We anticipate that this filing would be made as promptly as reasonably practicable following the 2011 Annual Meeting.

The Board of Directors recommends that you vote “FOR” adoption of this proposal to approve amendment to the Certificate of Incorporation to declassify the Board of Directors.

ITEM 6 — PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS NECESSARY TO IMPLEMENT SIMPLE MAJORITY VOTING REQUIREMENT

Stockholder Ray T. Chevedden, 5965 South Citrus Avenue, Los Angeles, California 90043, owner of 200 shares of Eastman common stock, has given notice that he intends to submit the following proposal and supporting statement:

6 — Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

This proposal topic won from 74% to 88% support at the following companies: Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner, James McRitchie and Ray T. Chevedden.

If our Company were to remove required supermajority, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “High Concern” in Takeover Defenses. Our company had charter and bylaw provisions that would make it difficult or impossible for shareholders to achieve control by enlarging the board or removing directors and filling the resulting vacancies.

Director David Raisbeck was flagged for his Armstrong Holdings directorship as it slid into bankruptcy. Director Michael Connors was flagged for his Dex One Corporation directorship as it also slid into bankruptcy. Messrs. Raisbeck and Connors were nonetheless allowed to make up 50% of our Executive Pay and Nomination Committees.

Brian Ferguson was still our Chairman even after retiring from the CEO position in May 2009, and continued to participate in our company’s incentive and benefit plans, executive perks, tax gross-ups, and golden-parachute payments.

Directors Raisbeck, Kling and Demeritt attracted more than 14% in negative votes. Directors Hernandez, McLain and Hornbaker attracted more than 10% in negative votes. These directors nonetheless held 8 of the 13 seats on our most important board committees.

We had no proxy access, no cumulative voting and no shareholder right to act by written consent.

Please encourage our board to respond positively to this proposal in order to initiate improved governance and financial performance: Adopt Simple Majority Vote -Yes on 6.

Response of the Company

The Board of Directors has carefully considered this proposal that a simple majority vote standard be adopted for all actions by Eastman’s stockholders, and believes that it is not in the best interests of the Company or its stockholders.

The Company’s Certificate of Incorporation and Bylaws (our “charter documents”) currently provide that most actions to be taken by stockholders require approval of a majority of the votes cast (or a “simple majority”), with a few limited exceptions. The principal actions by stockholders that require more than a simple majority (or a “supermajority”) vote are:

•	amendments to the Certificate of Incorporation (which applicable law requires be approved by the holders of at least a majority of all outstanding shares),

•	stockholder amendments to the Bylaws, and

•	removal of directors (which, if the proposed amendments to the Company’s Certificate of Incorporation that are presented in Item 5 above are approved by stockholders, will be changed from a 66 2/3% of outstanding shares vote requirement to a majority of outstanding shares vote requirement).

The Board believes that the existing limited supermajority voting requirements are consistent with good corporate governance. The Board first determined that these voting requirements were in the best interests of Eastman and its stockholders in 1994 when the Company became independent. Since then, the Board has remained committed to corporate governance policies that are in the particular best interests of the Company. The Board regularly reviews the Company’s governance structure, policies, and practices, and makes changes that it determines to be in the best interests of the Company and its stockholders. Recent such changes include:

•	the implementation of majority voting in the election of directors;

•	the repeal of the Company’s stockholder rights plan;

•	the amendment to the Company’s Certificate of Incorporation to permit holders of 25% or more of our outstanding shares of common stock to call a special meeting of stockholders;

•	the establishment of an independent Lead Director position; and

•	the proposal (in Item 5 of this proxy statement) that stockholders approve amendments to the Company’s Certificate of Incorporation to change from the current “classified board” structure to the annual election of all of the Company’s directors.

The Board believes that the Company’s current voting requirements are appropriate, and that adoption of a simple majority vote requirement for all matters to be voted on by stockholders would remove certain stockholder protections that we consider important for good corporate governance. In particular, the Board believes that there are a number of reasons to require a broad consensus of stockholders to amend the key governance provisions of the Company’s charter documents and that the current supermajority voting requirements are designed to protect the interests of all stockholders. For example, if this proposal were implemented, it would become easier for a smaller group of stockholders, who may not be acting in the best, long-term interests of the Company, to approve, and have implemented, amendments to the Company’s Bylaws that would serve their special interests, to the detriment of the Company and other stockholders. Accordingly, we believe that the few supermajority voting standards presently in place safeguard the long-term interests of the Company and its stockholders.

Approval of this stockholder proposal would not implement simple majority voting under the Company’s charter documents. Action by the Board would be required to amend the charter documents to effect the changes that could be made under applicable law. For example, even if simple majority voting was adopted by the Company, under Delaware law, any amendment of the Certificate of Incorporation would still require approval by the holders of at least a majority of all outstanding shares, and that supermajority voting requirement could not be changed by any amendment to the charter documents.

The Board of Directors recommends that you vote “AGAINST” this proposal.

APPENDIX A

TEXT OF PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION AND
BYLAWS (NEW TEXT BOLD AND UNDERLINED; DELETED TEXT STRUCK THROUGH)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

EASTMAN CHEMICAL COMPANY

ARTICLE V

Board of Directors

Section 5.3. ~~Classified~~  Election of Board of Directors.  ~~Effective upon the distribution of shares of the Corporation’s Common Stock by its sole stockholder, Eastman Kodak Company, to the stockholders thereof, the directors shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of directors to expire at the 1994 Annual Meeting of Stockholders, the initial term of office of the second class of directors to expire at the 1995 Annual Meeting of Stockholders and the initial term of office of the third class of directors to expire at the 1996 Annual Meeting of Stockholders. Commencing with the 1994 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.~~ Beginning at the 2012 Annual Meeting of Stockholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2013 Annual Meeting of Stockholders (with each remaining director whose term does not expire at such meeting being referred to for the remainder of such term as a “Continuing Classified Director”); at the 2013 Annual Meeting of Stockholders, the directors elected to succeed those directors whose terms expire at that meeting shall be elected to a term of office to expire at the 2014 Annual Meeting of Stockholders; and at the 2014 Annual Meeting of Stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Section 5.4. Vacancies.  Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any director~~s~~ so appointed shall hold office until the next election of directors or, ~~after Section 5.3 is effective,~~ until the election of directors at the 2013 Annual Meeting of Stockholders, until the next election of the class for which such director~~s~~ has~~ve~~been chosen if such director has been appointed to serve in one of the remaining classes of directors and, in either instance, until ~~their~~ such director’s successor~~s are~~ is elected and qualified or ~~their~~ earlier ~~resignation or removal.~~ resigns or is removed.

Section 5.5. Removal of Directors.  Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof with respect to any directors elected by the holders of such class or series, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause (except that Continuing Classified Directors may be removed only for cause), ~~but only for cause,~~. ~~and only by~~ Continuing Classified Directors may be removed from office only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, and other directors may be removed from office by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

EASTMAN CHEMICAL COMPANY BYLAWS

SECTION II

Meetings of Stockholders

Section 2.8. Voting.  Unless otherwise provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV of the Certificate of Incorporation or by the Delaware General Corporation Law, each stockholder shall be entitled to one vote, in person or by proxy, for each share held of record by such stockholder who is entitled to vote generally in the election of directors. Each stockholder voting by proxy shall grant such authority in writing, by electronic or telephonic transmission or communication, or by any such other means permitted by the Delaware General Corporation Law. All questions, including elections for the Board of Directors, shall be decided by a majority of the votes cast, except as otherwise required by the Delaware General Corporation Law or as provided for in the Certificate of Incorporation or these Bylaws. Abstentions shall not be considered to be votes cast. For purposes of this Bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election, or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally.

If a nominee for director who is an incumbent director is not elected and no successor has been elected at such meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission, or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale for the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting of stockholders at which such director’s term expires ~~the class in which he or she is serving is nominated and re-elected~~ and until his or her successor is duly elected, or his or her earlier resignation and removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Delaware General Corporation Law and the Certificate of Incorporation and these Bylaws of the Company.

SECTION III

Board of Directors

Section 3.1. Number and Qualifications.  The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The number of directors constituting the Board of Directors shall be as authorized from time to time exclusively by a vote of a majority of the members of the Board of Directors then in office. ~~The maximum number of consecutive three-year terms of office that may be served by any director is three, and for purposes of calculating such maximum number of terms there shall not be counted as a three-year term any service during a partial term for which such director is serving or during any initial term; provided, however, that the Board of Directors is authorized in circumstances it deems appropriate to nominate and thereby render eligible a person for a fourth or subsequent consecutive three-year term. These term limits shall not apply to a Chief Executive Officer of the Corporation who is also a member of the Board of Directors. Notwithstanding the foregoing, (i) a~~ A person who is not serving as a director shall not be eligible for nomination, appointment, or election if such person has or will have reached age 70 on the date of his or her appointment or election~~;~~, and ~~(ii)~~ any director reaching the age of 70 during any term of office shall continue to be qualified to serve as a director only until the next annual meeting of stockholders following his or her 70th birthday~~,~~; provided, however, that the Board of Directors is authorized, in circumstances it deems appropriate ~~and by unanimous approval of all of the directors then in office (excepting the director whose qualification is the subject of the action)~~, to render a director then in office eligible to serve for one or more additional one year term or terms of office. ~~until the next annual meeting of stockholders following his or her 71st birthday.~~

SECTION VIII

Amendment of Bylaws

Section 8.1. Power to Amend.  Except as otherwise provided by law or by the certificate of incorporation or these bylaws, these bylaws or any of them may be amended in any respect or repealed at any time, either (i) at any meeting of stockholders, subject to these bylaws, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described in reasonable detail in the notice of such meeting, or (ii) at any meeting of the Board of Directors, ~~provided  in all events that any action relating to the last sentence of Section 3.1 hereof concerning the age 70 qualification limitation on Board service shall require the vote of 100% of the directors then in office, and~~ provided ~~further~~ in all events that no amendment to any by-law that conflicts or varies with, or frustrates the purposes or effect of, any provision of the certificate of incorporation or other provisions of these bylaws may be adopted (including, without limitation, any bylaw the purpose or effect of which is to require approvals of matters by supermajority vote of the Board of Directors or a committee) without amendment of such provision of the certificate of incorporation or other provision of the bylaws in accordance with applicable law and, to the extent otherwise applicable, these bylaws.

EASTMAN

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE EASTMAN CHEMICAL COMPANY ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011

Notice of Annual Meeting of Stockholders

WHEN AND WHERE IS THE STOCKHOLDERS MEETING?

The 2011 Annual Meeting of Stockholders will be held in the Chandelier Room of the St. Regis Hotel, located at 923 16th and K Streets, NW, in Washington, DC, on May 5, 2011, at 10:30 a.m. If you need directions to the Annual meeting, please call 1-423-229-4647.

WHAT IS BEING VOTED ON AT THE STOCKHOLDERS MEETING?

- The election of directors: Humberto P. Alfonso, Michael P. Connors, Howard L. Lance, and James P. Rogers.
- An advisory vote on executive compensation.
- An advisory vote on frequency of advisory vote on executive compensation.
- The ratification of appointment of PricewaterhouseCoopers LLP as independent auditors.
- A proposal to amend the Certificate of Incorporation to declassify the Board of Directors.
- A stockholder proposal requesting that the Board of Directors take steps necessary to implement a simple majority vote requirement for all stockholder actions.
- The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

HOW CAN I GET A COMPLETE SET OF PROXY MATERIALS?

This is not a proxy card. If you wish to cast your vote on a traditional proxy card, you must request a paper copy of the proxy materials by following the instructions below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet or by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The following proxy materials can be viewed at: www.ViewMaterial.com/EMN

- **2011 Proxy Statement**
- **2010 Annual Report**

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 21, 2011 to facilitate timely delivery.

You may request a paper or e-mail copy of the proxy materials by following the instructions below. You will be asked to provide the control number (located by the arrow in the box below).

1. Call the toll-free telephone number, 1-800-516-1564, and follow the instructions provided, or
2. Access the website www.SendMaterial.com and follow the instructions provided, or
3. Send us an e-mail at papercopy@SendMaterial.com with your control number (located by the arrow in the box below) in the Subject line. Unless you instruct us otherwise, we will reply to your e-mail with a copy of the proxy materials in PDF format for this annual meeting only.

➔

To vote your Eastman Chemical Company shares, you can attend the Annual Meeting of Stockholders and vote in person, or you can:

1. **Go to www.ViewMaterial.com/EMN**
2. **Click on the icon to vote your shares.**
3. **Enter the 11 digit control number (located by the arrow in the box above).**
4. **Follow the simple instructions to record your vote.**

You are able to vote by Internet until 6:00 a.m. on May 5, 2011.

[FORM OF NOTICE TO BE SENT TO CERTAIN STOCKHOLDERS OF RECORD
IN LIEU OF PAPER PROXY MATERIALS – PG.2]
EXPLANATION OF NOTICE REGARDING “INTERNET AVAILABILITY OF PROXY MATERIALS”
In accordance with federal securities laws, Eastman has elected to make its proxy materials relating to its 2011 Annual Meeting of Stockholders available on the Internet to stockholders receiving the accompanying notice (the “Notice”). The purpose of Internet availability of proxy materials is to promote the use of the Internet as a reliable and cost-effective means of making proxy materials available to stockholders. The Company expects that it may realize significant cost savings related to the printing and distribution of proxy materials to stockholders by the use of the Internet.
The purpose of the Notice is to provide you with important instructions for obtaining the Company’s proxy materials. The Notice is NOT a form for voting. We encourage you to review all of the important information contained in the proxy materials before voting.
Although you have received the Notice and may access and review the proxy materials via the Internet, you may also elect to receive a paper or e-mail copy of the proxy materials. In order to receive a paper or e-mail copy of the proxy materials, you must specifically request a copy by following the instructions contained in the Notice.
If you choose to vote via the Internet, you must follow the instructions on the Notice regarding accessing the Company’s proxy materials via the Internet.
You may also attend the Annual Meeting and vote in person. If you choose to vote in person, you must obtain the admission ticket that is included with the electronic form of proxy (accessible through the Internet site contained in the Notice), and bring it with you to the Annual Meeting of Stockholders.

[FORM OF PAPER PROXY - PG. 1]

EASTMAN
c/o Corporate Election Services
P. O. Box 1150
Pittsburgh PA 15230-1150

➔

☎ Vote by Telephone or Internet 💻

Quick ★ ★ ★ Easy ★ ★ ★ Immediate

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To Vote by Phone:	Call anytime toll free **1-888-693-8683** There is no charge for this call. Follow the simple instructions to record your vote.
To Vote by Internet or Review the Proxy Statement	Access **www.cesvote.com** Follow the simple instructions presented to record your vote.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL THE PROXY CARD.

PROXY ***EASTMAN CHEMICAL COMPANY*** **PROXY**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011.

The undersigned hereby appoints Curtis E. Espeland and David A. Golden as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 10, 2011 by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 2011 or any adjournment or postponement thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEM 2, FOR EVERY YEAR IN ITEM 3, FOR ITEM 4, FOR ITEM 5, AND AGAINST ITEM 6.

____
Signature(s)

____
Signature(s)

Date: ______________________________

Please sign exactly as your name(s) appears on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee, guardian, or in any other representative capacity, please also give your full title.

MARK (ON THE OTHER SIDE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[FORM OF PAPER PROXY - PG. 2]

ADMISSION TICKET

Please bring this ticket if you choose to attend the Annual Meeting.
It will expedite your admittance when presented upon your arrival.

EASTMAN CHEMICAL COMPANY

Annual Meeting of Stockholders

Thursday, May 5, 2011
10:30 a.m.
Chandelier Room, St. Regis Hotel
923 16th & K Streets NW
Washington, DC 20006

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2011: the proxy materials, including the 2011 Proxy Statement and 2010 Annual Report, are available at www.ReadMaterial.com/EMN.

If you need directions to the 2011 Annual Meeting of Stockholders, please call 1-423-229-4647.

↑ **Please fold and detach card at perforation.** ↑

↓ **Please fold and detach card at perforation before mailing.** ↓

EASTMAN CHEMICAL COMPANY — PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEM 2, FOR EVERY YEAR IN ITEM 3, FOR ITEMS 4 AND 5, AND AGAINST ITEM 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1.

1. Election of Directors:

(1) Humberto P. Alfonso	☐ FOR	☐ AGAINST	☐ ABSTAIN
(2) Michael P. Connors	☐ FOR	☐ AGAINST	☐ ABSTAIN
(3) Howard L. Lance	☐ FOR	☐ AGAINST	☐ ABSTAIN
(4) James P. Rogers	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

2. Advisory Vote on Executive Compensation As Disclosed in Proxy Statement.

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY YEAR IN ITEM 3.

   ☐ EVERY YEAR ☐ EVERY OTHER YEAR ☐ EVERY THREE YEARS ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 4 AND 5.

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6.

   ☐ FOR ☐ AGAINST ☐ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

[FORM OF LETTER TO EMPLOYEE STOCKHOLDERS WHO HOLD SHARES THROUGH COMPANY PLANS]

Eastman Chemical Company
P.O. Box 431
Kingsport, Tennessee 37662-5280

David A. Golden
Vice President, Associate General Counsel
and Corporate Secretary
Phone: (423) 229-8329
FAX: (423) 229-4137
dgolden@eastman.com
March ______, 2011

Re:	2011 Annual Meeting Materials
Dear Fellow Eastman Employee and Stockholder:
Our 2011 Annual Meeting of Stockholders will be held on May 5, and it is important that your shares be represented. Again this year, all employees who own Eastman shares through the ESOP or Eastman Investment Plan will access the Notice and Proxy Statement for the Annual Meeting and Eastman’s Annual Report to Stockholders electronically on the Internet. Making these materials available to you electronically rather than by sending printed material in the mail significantly reduces the Company’s printing and postage expenses and reflects our continuing efforts to increase efficiency and reduce costs through the expanded use of technology.
To access the 2010 Annual Report and the Notice and Proxy Statement for the 2011 Annual Meeting, please go to www.ViewMaterial.com/EMN and click on the icon for each document. (If you like, you may use your Eastman employee account to access the Internet website and review the materials.) The business to be considered and voted upon at the Annual Meeting is explained in the Proxy Statement. Please review the Proxy Statement, and the Annual Report, before voting your shares. If you wish to receive a paper copy of the Annual Report and Proxy Statement, select “SendMaterial” and enter the 11-digit number in the box by the arrow on your proxy card.
It is important that your shares be represented and voted at the Annual Meeting. As explained on the enclosed proxy card, you can vote by proxy by Internet, by telephone, or by marking, signing, dating, and mailing your proxy card in the enclosed postage-paid envelope. Whether you choose to vote by computer, telephone, or proxy card, please vote as soon as possible. Your vote is important, regardless of the number of shares you own.
Thank you.

Yours very truly,

[signature]

David A. Golden
Vice President, Associate General Counsel and Corporate Secretary